Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

QNITY ELECTRONICS, INC.

and

DUPONT DE NEMOURS, INC.

Dated as of November 1, 2025

Exhibits

Exhibit A	Industrial Real Property Transfer Provisions

INDEX OF DEFINED TERMS

Acceptable Alternative Arrangement	2, 47
Accessible DWDP/Neptune Insurance Policy	2
Action	2
Affiliate	2
Agent	2
Agreement	1, 2
Ancillary Agreements	2
Applicable ElectronicsCo Percentage	3
Applicable Percentage	3
Applicable RemainCo Percentage	3
Appropriate Remediation Standard	3, 98
Arbitral Tribunal	3, 116
Assets	3
Assume	3, 46
Assumed Tax Rate	3
Audited Party	3, 68
Board	1, 3
Business	3
Business Day	4
Cap	4
Cash and Cash Equivalents	4
Code	1, 4
Collective Benefit Services	4, 110
Commercially Reasonable Expenditures	4, 100
Commission	4
Confidential Information	4
Consents	4
Contract	4
Contract Manufacturing Agreements	5
Controller	5
Conveyancing and Assumption Instruments	5
Copyrights	5
Corporate Trade Payables	5, 18
Corrective Action Performing Party	5, 100
Corteva	5
Corteva Letter Agreement	5
Credit Support Instruments	5
Damages	5
Data Protection Laws	5
Data Subject	6
Decision on Interim Relief	6, 118
Demolition Party	6, 101
Designated Ancillary Agreements	6
Discontinued and/or Divested Operations and Business Liabilities	6
Discontinued and/or Divested Operations and Businesses	6

v

Discontinued Buildings and Related Improvements	7, 101
Discontinued Closely Linked Product	7
Dispute	7, 115
Dispute Notice	7
Distribution	7
Distribution Date	7
Distribution Disclosure Documents	8
Distribution Record Date	8
DWDP EMA	8
DWDP Legacy Liabilities	8
DWDP SDA	8
DWDP TMA	8
Effective Time	8
ElectronicsCo	1, 8, 44
ElectronicsCo Accounts	8, 61
ElectronicsCo Assets	8
ElectronicsCo Business	13
ElectronicsCo Cash Distribution	13
ElectronicsCo Common Stock	1, 13
ElectronicsCo Contracts	13
ElectronicsCo CSIs	14, 60
ElectronicsCo Designated Liabilities	16
ElectronicsCo Discontinued and/or Divested Operations and Business Liabilities	14
ElectronicsCo Environmental Liabilities	14
ElectronicsCo Financing Arrangements	14
ElectronicsCo Form 10	14
ElectronicsCo Group	14
ElectronicsCo Indemnitees	14
ElectronicsCo Information Statement	14
ElectronicsCo Inventory	12, 14
ElectronicsCo Liabilities	15
ElectronicsCo Real Property	12, 19
ElectronicsCo Series A Preferred Stock	19
ElectronicsCo Shared Contracts	19
ElectronicsCo Specified Corporate Contracts	14
ElectronicsCo Specified Leased Real Property	9, 19
ElectronicsCo Specified Owned Real Property	9, 19
ElectronicsCo Specified Prior Transaction Agreements	19
ElectronicsCo Spin Contribution	19
ElectronicsCo Vested Prior Transaction Rights	19
Emergency Arbitrator	19
Employee Matters Agreement	19
Employee Records	19
Employee Related Liabilities	25
Engineering Models and Databases	19
Environmental Laws	19

Environmental Liabilities	20
Environmental Permit	20
Exchange Act	20
Experimental Station	20
Experimental Station Cost Sharing Agreement	20
Final Determination	20
Financing Arrangements	20
Financing Disclosure Documents	20
Force Majeure Event	20
GAAP	21
GDPR	6, 21
General Dispute Notice	21, 115
General Negotiation Period	21, 115
Governmental Entity	21
Ground Leases	21
Group	21
Guaranty Release	21, 59
Hazardous Substances	21
House Marks License Agreement	21
ICDR	21, 116
Indebtedness	21
Indemnifiable Loss	22
Indemnifiable Losses	22
Indemnification Notice	22
Indemnifying Party	22, 88
Indemnitee	22, 88
Indemnity Payment	22, 94
Industrial Purpose	22
Industrial Real Property Restrictions	22, 56
Information	22
Insurance Policies	23
Insurance Proceeds	23
Insurer	23
Intellectual Property	23
Intentionally Delayed ElectronicsCo Assets	10, 23
Intergroup Accounts	23, 50
Intergroup Leases	23
Interim Relief	23, 117
Internal Control Audit and Management Assessments	23, 68
Internal Reorganization	24
Inventor Remuneration	24
IP Cross-License Agreement	24
IT Assets	24
Know-How	24
Law	24
Legacy Liabilities	24

Legacy PFAS Liabilities	25
Liabilities	25
Liable Party	25, 58
Litigation Hold	25, 102
LL Paying Party	25
Mixed Contract	25
MOU	26
Negotiation Period	26
Neptune SDA	26
New York Court	26, 118
Non-Assumable Third Party Claims	26, 89
Non-Paying Party	26
Non-Performing Impacted Party	26, 97
Non-Performing Site Controller	26, 97
Non-Shared Contract	26
Non-Transferred Permit	26, 73
Notice Recipient	26, 48
Notifying Party	26, 48
NYSE	26
Off-Site Environmental Liabilities	26
Other Party	26, 57
Other Party’s Auditors	27, 68
Other Surviving Intergroup Accounts	27, 50
Partial Assignment	27, 46
Parties	1, 27
Party	1, 27, 128
Patent	27
Performing Party	27, 97
Permit Transferee	27
Permit Transferor	27
Permits	27
Person	27
Personal Data	27
Personal Data Breach	27
PFAS	27
Plant Operating Documents	28
Policies	28
Prior Transaction Agreement Notice Recipient	28, 77
Prior Transaction Agreement Notifying Party	28, 77
Prior Transaction Agreements	28
Privilege	28, 110
Privilege Waiver Negotiation Period	28, 112
Privilege Waiver Notice	28, 112
Privilege Waiver Objection Notice	28, 111
Privilege Waiver Request	28, 111
Privileged Information	28, 110

Pro Forma Operating EBITDA	29
Processing	29
Product Supply Agreements	29
Public Reports	29, 69
Raw Materials Supply Agreements	29
Records	29
Registration Data	29
Registrations	29
Regulatory Matters Agreement	29
Related	29
Release	29
Relevant Site Party	30
RemainCo	1, 30
RemainCo Accounts	30, 61
RemainCo Assets	30
RemainCo Business	35
RemainCo Common Stock	35
RemainCo Contracts	35
RemainCo Counsel	36, 113
RemainCo CSIs	36, 60
RemainCo Designated Liabilities	37
RemainCo Discontinued and/or Divested Operations and Business Liabilities	36
RemainCo Environmental Liabilities	36
RemainCo Financing Arrangements	36
RemainCo Group	36
RemainCo House Marks	36
RemainCo Indemnitees	36
RemainCo Inventory	34, 36
RemainCo Liabilities	36
RemainCo Real Property	34
RemainCo Shared Contracts	40
RemainCo Specified Corporate Contracts	36
RemainCo Specified Leased Real Property	31
RemainCo Specified Owned Real Property	30
RemainCo Specified Prior Transaction Agreements	40
Response Action	40, 96
Rules	40, 116
Security Interest	40
Severable Prior Transaction Agreements	40
Shared Contract	40
Shared DuPont-Third Party Real Property	40
Shared DuPont-Third Party Real Property Liabilities	16, 40
Shared Permit	40, 74
Shared Prior Transaction Agreements	40
Site Services Agreements	41
Software	41

Sole Benefit Services	41, 110
Space Leases	41
Specified DuPont Shared Liabilities	41
Specified ElectronicsCo Assets	10, 42
Specified ElectronicsCo Liabilities	17, 42
Specified Environmental ElectronicsCo Designated Liabilities	42
Specified Environmental RemainCo Designated Liabilities	42
Specified RemainCo Assets	31, 42
Specified RemainCo Liabilities	39, 42
Specified Transaction Expenses	42
Specified Transaction Expenses Threshold	42
Subsidiary	42
Tax	43
Tax Assets	43
Tax Benefit Payment	43
Tax Contest	43
Tax Matters Agreement	43
Tax Return	43
Taxes	43
Taxing Authority	43
Third Party Claim	43, 88
Third Party Proceeds	43, 94
TMODS License Agreement	43
Trademarks	43
Transaction Expenses	43, 126
Transfer	43, 45
Transfer Taxes	43
Transferred	43
Transferred Industrial Real Property	43, 56
Transition Services Agreements	43
Trust	29
UK GDPR	6, 44
Umbrella Secrecy Agreement	44

x

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of November 1, 2025, by and between DuPont de Nemours, Inc., a Delaware corporation (“RemainCo”), and Qnity Electronics, Inc., a Delaware corporation (“ElectronicsCo”). Each of RemainCo and ElectronicsCo is sometimes referred to herein as a “Party”, and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the ElectronicsCo Business and (b) the RemainCo Business;

WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the ElectronicsCo Business, which shall be owned and conducted, directly or indirectly, by ElectronicsCo, and (b) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders (a) to enter into a series of transactions whereby (i) RemainCo and/or one or more members of the RemainCo Group will, collectively, own all of the RemainCo Assets, assume (or retain) all of the RemainCo Liabilities and, except as provided in any Ancillary Agreement, operate the RemainCo Business, and (ii) ElectronicsCo and/or one or more members of the ElectronicsCo Group will, collectively, own all of the ElectronicsCo Assets, assume (or retain) all of the ElectronicsCo Liabilities and, except as provided in any Ancillary Agreement, operate the ElectronicsCo Business, and (b) for RemainCo to distribute to the holders of RemainCo Common Stock by way of a pro rata dividend (without consideration being paid by such stockholders) all of the then issued and outstanding shares of common stock, par value $0.01 per share, of ElectronicsCo (the “ElectronicsCo Common Stock”);

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for RemainCo to undertake the Internal Reorganization and, in connection therewith, ElectronicsCo shall make the ElectronicsCo Cash Distribution;

WHEREAS, it is the intention of the Parties that the ElectronicsCo Spin Contribution and the Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of RemainCo and ElectronicsCo has determined that it is necessary and desirable to agree to the principal corporate transactions required to effect the Internal Reorganization (to the extent not already effected prior to the date hereof), the ElectronicsCo Cash Distribution and the Distribution and to agree to other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(d)(i).

(2) “Accessible DWDP/Neptune Insurance Policy” shall mean all insurance policies, including any insurance policies issued by any captive insurer, for which access has been provided pursuant to Article XI of the DWDP SDA or Article X of the Neptune SDA, as applicable, subject to the terms and conditions set forth therein.

(3) “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(4) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of RemainCo or RemainCo’s stockholders prior to, or in case of ElectronicsCo’s stockholders, after the Effective Time.

(5) “Agent” shall mean Computershare Trust Company, N.A.

(6) “Agreement” shall have the meaning set forth in the preamble hereto.

(7) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Tax Matters Agreement, Transition Services Agreements, Employee Matters Agreement, IP Cross-License Agreement, House Marks License Agreement, Regulatory Matters Agreement, TMODS License Agreement, Umbrella Secrecy Agreement, Product Supply Agreements, Raw Materials Supply Agreements, Contract

Manufacturing Agreements, Ground Leases, Space Leases, Site Services Agreements, Experimental Station Cost Sharing Agreement and agreements set forth on Schedule 1.1(7) and any other agreements to be entered into by and between any member of the ElectronicsCo Group and any member of the RemainCo Group, at, prior to or after the Distribution in connection with the Distribution, but shall exclude the Conveyancing and Assumption Instruments.

(8) “Applicable ElectronicsCo Percentage” shall mean that percentage equal to (a) the quotient of (i) the Pro Forma Operating EBITDA attributable to the ElectronicsCo Business and ElectronicsCo Assets (measured at the time of the Distribution, but prior to giving effect to the Distribution), divided by (ii) the Pro Forma Operating EBITDA (measured at the time of the Distribution, but prior to giving effect to the Distribution) of RemainCo, multiplied by (b) 100.

(9) “Applicable Percentage” of a particular Group shall mean the (a) Applicable ElectronicsCo Percentage or (b) Applicable RemainCo Percentage, as applicable.

(10) “Applicable RemainCo Percentage” shall mean that percentage equal to (a) 100%, minus (b) the Applicable ElectronicsCo Percentage.

(11) “Appropriate Remediation Standard” shall have the meaning set forth in Section 8.10(d).

(12) “Arbitral Tribunal” shall have the meaning set forth in Section 10.1(c)(i).

(13) “Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement or the Employee Matters Agreement, the rights and obligations of the Parties with respect to (a) Taxes shall be governed by the Tax Matters Agreement and (b) any assets of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement shall be governed by the Employee Matters Agreement, and, therefore, Taxes (including any Tax Assets) and such assets shall not be treated as Assets governed by this Agreement.

(14) “Assume” shall have the meaning set forth in Section 2.2(c).

(15) “Assumed Tax Rate” shall mean twenty-one percent (21%).

(16) “Audited Party” shall have the meaning set forth in Section 5.1(c).

(17) “Board” shall have the meaning set forth in the recitals hereto.

(18) “Business” shall mean (a) with respect to ElectronicsCo, the ElectronicsCo Business, or (b) with respect to RemainCo, the RemainCo Business.

(19) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(20) “Cap” shall have the meaning set forth in Section 7.2(c).

(21) “Cash and Cash Equivalents” shall mean (a) cash and (b) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(22) “Code” shall have the meaning set forth in the recitals hereto.

(23) “Collective Benefit Services” shall have the meaning set forth in Section 9.7(a).

(24) “Commercially Reasonable Expenditures” shall have the meaning set forth in Section 8.10(f)(ii).

(25) “Commission” shall mean the United States Securities and Exchange Commission.

(26) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to ElectronicsCo, the ElectronicsCo Business, any ElectronicsCo Asset or any ElectronicsCo Liabilities, or with respect to RemainCo, the RemainCo Business, any RemainCo Assets or any RemainCo Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 9.1 or 9.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any Information of a Party marked as confidential, proprietary and/or privileged.

(27) “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(28) “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(29) “Contract Manufacturing Agreements” shall mean the Contract Manufacturing Agreements set forth on Schedule 1.1(29).

(30) “Controller” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, the Person who or that determines the purposes and means of the Processing of Personal Data.

(31) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of two Groups, in such form or forms as the applicable parties thereto agree, which shall be on an “as is”, “where is” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.7.

(32) “Copyrights” shall mean copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

(33) “Corporate Trade Payables” shall have the meaning set forth in Section 1.1(75)(xvii)(b).

(34) “Corrective Action Performing Party” shall have the meaning set forth in Section 8.10(f)(i).

(35) “Corteva” shall mean Corteva, Inc., a Delaware corporation.

(36) “Corteva Letter Agreement” shall mean that certain letter agreement, dated as of June 1, 2019, by and between RemainCo (then known as DowDuPont Inc.) and Corteva.

(37) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances or other similar arrangements.

(38) “Damages” shall mean any loss, damage, injury, claim, demand, payments (including those arising out of any settlement or judgment relating to any proceeding), award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees and disbursements incurred in the defense thereof), charge, cost (including reasonable costs of investigation) or expense of any nature, excluding, except as set forth in Section 10.1(c)(v), any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), but including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required (including components of such third-party claim relating to incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits)).

(39) “Data Protection Laws” shall mean the following to the extent applicable from time to time: (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act; (b) the General Data Protection Regulation (2016/679) (“GDPR”), the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”) and any national law supplementing the GDPR and UK GDPR; (c) the Swiss Federal Act on Data Protection; (d) the Canadian Personal Information Protection and Electronic Documents Act, the Canadian Anti-Spam Legislation, SC 2010 c 23; (e) the Singapore Personal Data Protection Act 2012; (f) the Brazilian Lei Geral de Proteção de Dados Pessoais; (g) the Personal Information Protection Law of the People’s Republic of China and any laws, administrative regulations, or departmental rules which supplement its provisions; and (h) any other data protection or privacy Laws or binding codes of practice issued by or with the approval of a relevant data protection authority applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(40) “Data Subject” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any identified or identifiable natural person to whom the Personal Data Processed pursuant to this Agreement or any Ancillary Agreement relates.

(41) “Decision on Interim Relief” shall have the meaning set forth in Section 10.1(c)(ix).

(42) “Demolition Party” shall have the meaning set forth in Section 8.11(a).

(43) “Designated Ancillary Agreements” shall mean the Employee Matters Agreement, the IP Cross-License Agreement, the House Marks License Agreement, the Tax Matters Agreement and the Regulatory Matters Agreement.

(44) “Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all Liabilities to the extent arising out of or related to (including any indemnification Liabilities arising under Contracts related to, except for any indemnification Liabilities arising out of, resulting from and or related to the ElectronicsCo Business, ElectronicsCo Liabilities (for this purpose, tested without giving effect to Discontinued and/or Divested Operations and Businesses Liabilities constituting ElectronicsCo Liabilities), RemainCo Business or RemainCo Liabilities (for this purpose, tested without giving effect to Discontinued and/or Divested Operations and Businesses Liabilities constituting RemainCo Liabilities)) any Discontinued and/or Divested Operations and Businesses of any member (at any point in time) of either Group (or any of their respective predecessors), including any such Liabilities set forth on Schedule 1.1(44); provided, however, “Discontinued and/or Divested Operations and Business Liabilities” shall not include any DWDP Legacy Liabilities, Legacy PFAS Liabilities, ElectronicsCo Designated Liabilities, RemainCo Designated Liabilities, Specified DuPont Shared Liabilities or Shared DuPont-Third Party Real Property Liabilities.

(45) “Discontinued and/or Divested Operations and Businesses” shall mean any (a)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted, and (b) any site or plant (and in each case (clauses (a)(v) through (z) and (b)) any portion thereof) that was owned, leased, occupied or otherwise used by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Affiliate thereof (but for former Affiliates, in each case, only to the extent arising out of, relating to or resulting from occurrences prior to the date such Persons ceased to be Affiliates of either Group or the applicable predecessor thereof) (or for which any member of either Group has become liable other than to the extent related to the conduct of the ElectronicsCo Business and RemainCo Business) at any time prior to the Distribution and that was not owned, operated or conducted or, with respect to plants and sites, used by (or on behalf of) a member of either Group in the active conduct of the ElectronicsCo Business or RemainCo Business as of the Distribution, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation (other than (i) any temporary cessation or closure set forth on Schedule 1.1(45) and any other temporary cessation or closure of a site (or any portion thereof) that has been resolved by the placement of such site or portion thereof back into active use by the Group to which such Asset has been allocated pursuant to this Agreement (but in the case of Assets subject to an Intergroup Lease, by the Lessee Party) prior to the Distribution (as evidenced in writing prior to the Distribution) of any (I)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted and (II) any site or plant (and in each case (clauses (I)(v) through (z) and (II)) any portion thereof) and (ii) any Discontinued Closely Linked Product).

(46) “Discontinued Buildings and Related Improvements” shall have the meaning set forth in Section 8.11(a).

(47) “Discontinued Closely Linked Product” shall mean any product that (a) was sold, manufactured or otherwise commercialized by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of either Group has become liable other than to the extent related to the conduct of the ElectronicsCo Business and RemainCo Business) at any time prior to the Distribution Date, (b) was not sold, manufactured or otherwise commercialized by (or on behalf of) a member of either Group in the conduct of the ElectronicsCo Business or RemainCo Business as of the Distribution Date as a result of any abandonment, closure, discontinuation or other cessation (other than (x) from a sale, transfer, conveyance or other disposition and (y) any temporary cessation or closure set forth on Schedule 1.1(45)) of such product, and (c) with respect to which another product was sold, manufactured or otherwise commercialized in the conduct of the ElectronicsCo Business or RemainCo Business as of the Distribution Date that (as of the Distribution Date) was (i) identical in composition (other than immaterial differences), (ii) sold in substantially similar end markets for substantially similar uses, (iii) had the equivalent environment, health and safety characteristics and risk profiles (other than immaterial differences) and (iv) had the equivalent risk profile for unintentional material damage to tangible property (other than immaterial differences).

(48) “Dispute” shall have the meaning set forth in Section 10.1(a).

(49) “Dispute Notice” shall mean (a) the General Dispute Notice, (b) the Privilege Waiver Objection Notice or (c) Indemnification Notice, as applicable.

(50) “Distribution” shall mean the distribution on the Distribution Date to holders of shares of RemainCo Common Stock as of the Distribution Record Date of the ElectronicsCo Common Stock on the basis of one (1) share of ElectronicsCo Common Stock for every two (2) outstanding shares of RemainCo Common Stock.

(51) “Distribution Date” shall mean November 1, 2025.

(52) “Distribution Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10 and all exhibits thereto (including the ElectronicsCo Information Statement) or on Form S-8 related to securities to be offered under any employee benefit plan) and any current reports on Form 8-K filed or furnished with the Commission by ElectronicsCo in connection with the Distribution or by RemainCo solely to the extent such documents relate to the Distribution, but excluding the Financing Disclosure Documents.

(53) “Distribution Record Date” shall mean October 22, 2025.

(54) “DWDP EMA” shall mean that certain Employee Matters Agreement, dated as of April 1, 2019, by and among RemainCo (then known as DowDuPont Inc.), Dow Inc. and Corteva, as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement and at or prior to the Distribution.

(55) “DWDP Legacy Liabilities” shall mean any and all SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities, and Shared Historical DuPont Liabilities (as each such term is defined in the DWDP SDA), including in each case any and all indemnification obligations to any “MatCo Indemnitee” (as defined in the DWDP SDA) and/or any “AgCo Indemnitee” (as defined in the DWDP SDA) pursuant to the DWDP SDA, DWDP EMA, DWDP TMA and/or the Corteva Letter Agreement for Indemnifiable Losses to the extent related to, arising out of or resulting from the foregoing.

(56) “DWDP SDA” shall mean that certain Separation and Distribution Agreement, dated as of April 1, 2019, by and among RemainCo (then known as DowDuPont Inc.), Dow Inc. and Corteva, as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement and at or prior to the Distribution.

(57) “DWDP TMA” shall mean that certain Amended and Restated Tax Matters Agreement, dated as of June 1, 2019, by and among RemainCo (then known as DowDuPont Inc.), Dow Inc. and Corteva, as modified, amended and/or supplemented at or prior to the Distribution.

(58) “Effective Time” shall mean 12:00 AM, New York City Time, on the Distribution Date.

(59) “ElectronicsCo” shall have the meaning set forth in the preamble hereto.

(60) “ElectronicsCo Accounts” shall have the meaning set forth in Section 2.11(a).

(61) “ElectronicsCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the ElectronicsCo Group at the time of the Distribution and (y) any member of the RemainCo Group at the time of the Distribution (provided, however, that ElectronicsCo Assets shall not include Tax Assets, which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in, the members of the ElectronicsCo Group (other than ElectronicsCo), including those set forth on Schedule 1.1(71), and (B) the capital stock and other equity interests set forth on Schedule 1.1(61)(i)(B) of certain other Persons, and in each case (clauses (A) and (B)), any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(61)(ii);

(iii) any and all rights and interests of the ElectronicsCo Group under this Agreement, including any payments owed to ElectronicsCo pursuant to Section 2.12;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(61)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(61)(iv)(A) under the heading “Other Parties in Possession”) (the “ElectronicsCo Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(61)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(61)(iv)(B) under the heading “Other Parties in Possession”) (the “ElectronicsCo Specified Leased Real Property”);

(v) any and all ElectronicsCo Shared Contracts; provided, however, that any such ElectronicsCo Shared Contracts shall be subject to Section 2.2(d);

(vi) any and all ElectronicsCo Vested Prior Transaction Rights;

(vii) any and all Intellectual Property (excluding IT Assets, which for clarity is governed by Section 1.1(61)(ix)) owned by RemainCo or ElectronicsCo, or any of their respective Affiliates, that is (A) Related to the ElectronicsCo Business (excluding (I) Intellectual Property set forth on Schedule 1.1(195)(vi), and (II) the RemainCo House Marks), or (B) set forth on Schedule 1.1(61)(vii);

(viii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any ElectronicsCo Liability, including those set forth on Schedule 1.1(61)(viii) (subject, in each case, to Article VI and Article VII);

(ix) any and all IT Assets owned, licensed to or by, or held by RemainCo or ElectronicsCo, or any of their respective Affiliates, that are (A) exclusively related to, used or held for use in the conduct of the ElectronicsCo Business (excluding IT Assets set forth on Schedule 1.1(195)(viii)), or (B) set forth on Schedule 1.1(61)(ix);

(x) all ElectronicsCo Contracts;

(xi) other than Intellectual Property, IT Assets and any and all Information to the extent related to any Legacy Liability or any Asset or Liability allocated between the RemainCo Group and the ElectronicsCo Group based on their respective Applicable Percentages, any and all Information exclusively related to the ElectronicsCo Business, and to the extent not exclusively related to the ElectronicsCo Business, any and all (A) Information to the extent related to any ElectronicsCo Asset or ElectronicsCo Liability, (B) books and records held at the ElectronicsCo Specified Owned Real Property, the ElectronicsCo Specified Leased Real Property and the ElectronicsCo Real Property (unless at a portion of such site leased to a different Group pursuant to an Intergroup Lease) and (C) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “ElectronicsCo Assets”;

(xii) the Assets set forth on Schedule 1.1(61)(xii) (the “Intentionally Delayed ElectronicsCo Assets”) (clauses (i) through (xii), the “Specified ElectronicsCo Assets”);

(xiii) unless constituting a Specified RemainCo Asset or a Specified ElectronicsCo Asset:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets) set forth on Schedule 1.1(61)(xiii)(a);

(b) (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the ElectronicsCo Group, and (II) all derivative instruments owned by any member of the ElectronicsCo Group;

(c) (I) all accounts and notes receivable to the extent related to the ElectronicsCo Business (provided, however, that any such accounts receivable represented by an invoice of less than $500,000 shall not constitute ElectronicsCo Assets pursuant to this clause (c) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the RemainCo Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $500,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the ElectronicsCo Business;

(d) the Applicable ElectronicsCo Percentage of all accounts and notes receivable in respect of goods or services sold or provided by RemainCo or its Subsidiaries that are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(61)(xiii)(d);

(e) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are (I) used or held for use in, or arise out of, the operation or conduct of the ElectronicsCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the RemainCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the ElectronicsCo Business), and/or (II) owned by a member of the ElectronicsCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(61)(xiii)(e)(II);

(f) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) and that is set forth on Schedule 1.1(61)(xiii)(f);

(g) all furniture that is not related to any Business (other than in a de minimis respect) if, at the time of the Distribution, such furniture is held at (I) any ElectronicsCo Specified Owned Real Property or, except as may be provided pursuant to the terms of an Intergroup Lease (or lease with any Person other than the Parties and their respective Group members and Affiliates), ElectronicsCo Specified Leased Real Property or ElectronicsCo Real Property, in each case, other than any site set forth on Schedule 1.1(195)(xiv)(g), or (II) any site set forth on Schedule 1.1(61)(xiii)(g); and

(h) all rights, claims, causes of action and credits to the extent relating to any ElectronicsCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any RemainCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(61)(xiii)(h) (subject, in each case, to Article VI and Article VII);

(xiv) if and to the extent not addressed by the Assets described in clauses (i) through (xiii) of this definition, any and all Assets Related to the ElectronicsCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified RemainCo Assets and the Assets described in clause (xiv) of the definition of “RemainCo Assets”:

(a) (I) all rights, title and interest in and to the owned real property Related to the ElectronicsCo Business, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith, and (II) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the ElectronicsCo Business, including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (collectively, the “ElectronicsCo Real Property”);

(b) except for IT Assets and ElectronicsCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the ElectronicsCo Business;

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case that are Related to the ElectronicsCo Business (the “ElectronicsCo Inventory”);

(d) any and all Consents, registrations and Registration Data, in each case, that is Related to the ElectronicsCo Business;

(e) any and all Information (other than Intellectual Property and IT Assets) that is Related to the ElectronicsCo Business; and

(f) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the ElectronicsCo Group or RemainCo Group that is Related to the ElectronicsCo Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of RemainCo Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified ElectronicsCo Asset listed on Schedules 1.1(71), 1.1(61)(i)(B), 1.1(61)(ii), 1.1(61)(iv)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(61)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(61)(vii), 1.1(61)(viii), 1.1(61)(ix) and 1.1(61)(xii) constitutes an ElectronicsCo Asset, (ii) any Contract listed on Schedules 1.1(65)(ii) or 1.1(81) constitutes an ElectronicsCo Asset, (iii) any Shared Contract listed on Schedules 1.1(78) or 1.1(214) constitutes an ElectronicsCo Asset (subject to Section 2.2(d)), and (iv)(a) any Asset listed on Schedule 1.1(61)(xiii)(a) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Asset is not related to any Business (other than in a de minimis respect), (b) any Asset listed on Schedule 1.1(61)(xiii)(d) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Asset is not related to any Business (other than in a de minimis respect), (c) any Asset listed on Schedule 1.1(61)(xiii)(e)(II) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Asset, is owned by a member of the ElectronicsCo Group and is not related to any Business (other than in a de minimis respect), (d) any Asset listed on Schedule 1.1(61)(xiii)(f) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Asset is not related to any Business (other than in a de minimis respect), (e) any furniture at any site set forth on Schedule 1.1(61)(xiii)(g) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such furniture is not related to any Business (other than in a de minimis respect) and (f) any Asset listed on Schedule 1.1(61)(xiii)(h) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any RemainCo Liability (other than in a de minimis respect). Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI herein.

(62) “ElectronicsCo Business” shall mean the following lines of business (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise), in each case as conducted prior to the Distribution Date by any member of the ElectronicsCo Group or RemainCo Group (or any of their respective predecessors): Semiconductor Technologies (which, for avoidance of doubt, includes Chemical Mechanical Planarization Technologies (CMPT); Lithography; Chemical Mechanical Planarization (CMP) Slurries; Displays HDM/PI; Organic Light Emitting Diodes (OLEDs); Display Materials; Advanced Clean Technologies; and Kalrez®) and Interconnect Solutions (which, for avoidance of doubt, includes LED Silicones; Metalization and Imaging; Advanced Packaging (APT); Semi Packaging Silicones; Laminates; Films; Laird Performance Materials; and Electronic Polymers).

(63) “ElectronicsCo Cash Distribution” shall mean the cash distribution to be made by ElectronicsCo to RemainCo as set forth on Schedule 1.1(63).

(64) “ElectronicsCo Common Stock” shall have the meaning set forth in the recitals hereto.

(65) “ElectronicsCo Contracts” shall mean Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) any and all Contracts that relate exclusively to the ElectronicsCo Business, the ElectronicsCo Assets and/or the ElectronicsCo Liabilities and are not related (other than in a de minimis respect) to the RemainCo Business, any RemainCo Asset or any RemainCo Liability, and the ElectronicsCo Specified Prior Transaction Agreements; and

(ii) any and all Contracts to which RemainCo or any of its Subsidiaries was a party as of the time of the Distribution (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business and are set forth on Schedule 1.1(65)(ii) (the “ElectronicsCo Specified Corporate Contracts”).

(66) “ElectronicsCo CSIs” shall have the meaning set forth in Section 2.10(d).

(67) “ElectronicsCo Discontinued and/or Divested Operations and Business Liabilities” shall mean the Applicable ElectronicsCo Percentage of any and all Discontinued and/or Divested Operations and Business Liabilities.

(68) “ElectronicsCo Environmental Liabilities” shall mean the Environmental Liabilities described in clauses (v), (viii), (ix), (x), (xi) and (xiv) of the definition of “ElectronicsCo Liabilities”.

(69) “ElectronicsCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(69).

(70) “ElectronicsCo Form 10” shall mean the registration statement on Form 10 filed by ElectronicsCo with the Commission in connection with the Distribution.

(71) “ElectronicsCo Group” shall mean ElectronicsCo and each Person (other than any member of the RemainCo Group) that is a direct or indirect Subsidiary of ElectronicsCo immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of ElectronicsCo following the Distribution, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(71) (and shall not include the Persons on Schedule 1.1(204)).

(72) “ElectronicsCo Indemnitees” shall mean each member of the ElectronicsCo Group and each of their Affiliates from and after the Effective Time and each member of the ElectronicsCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(73) “ElectronicsCo Information Statement” shall mean the Information Statement attached as an exhibit to the ElectronicsCo Form 10 sent to the holders of shares of RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(74) “ElectronicsCo Inventory” shall have the meaning set forth in Section 1.1(61)(xiv)(c).

(75) “ElectronicsCo Liabilities” shall mean any and all Liabilities of (x) any member of the ElectronicsCo Group at the time of the Distribution and/or (y) any member of the RemainCo Group at the time of the Distribution, in the following categories, in each case, regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the ElectronicsCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively):

(i) any and all Liabilities that are expressly assumed by or allocated to the ElectronicsCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the ElectronicsCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 12.5 hereof;

(ii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents, including the ElectronicsCo Form 10, filed or furnished with the Commission in connection with the Distribution, (B) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the ElectronicsCo Group, including in connection with the ElectronicsCo Financing Arrangements, except, in each of clauses (A) and (B), for statements expressly relating to the RemainCo Business, or (C) the ElectronicsCo Financing Arrangements;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (A) the Intellectual Property constituting an ElectronicsCo Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by any member of the RemainCo Group as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement), or (B) the discrete and reasonably identifiable part of the Intellectual Property constituting a RemainCo Asset solely attributable to the use or sublicense of such Intellectual Property by any member of the ElectronicsCo Group as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement;

(iv) any and all Specified Transaction Expenses that, in the aggregate, exceed the Specified Transaction Expenses Threshold;

(v) the Applicable ElectronicsCo Percentage of any and all DWDP Legacy Liabilities;

(vi) any and all of the Liabilities set forth on Schedule 1.1(75)(vi);

(vii) any and all of the Liabilities set forth on Schedule 1.1(75)(vii) (“ElectronicsCo Designated Liabilities”) which do not constitute Environmental Liabilities;

(viii) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(75)(v)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(75)(xiv)), and Shared DuPont-Third Party Real Property Liabilities (which for clarity is governed by Section 1.1(75)(x)), any and all ElectronicsCo Designated Liabilities which constitute Environmental Liabilities to the extent relating to, arising out of or resulting from the real property set forth on Schedule 1.1(75)(viii) (the “Specified Environmental ElectronicsCo Designated Liabilities”);

(ix) other than Specified Environmental ElectronicsCo Designated Liabilities (which for clarity is governed by Section 1.1(75)(viii)), the Applicable ElectronicsCo Percentage of any and all Legacy PFAS Liabilities;

(x) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(75)(v)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(75)(xiv)), and Legacy PFAS Liabilities (which for clarity is governed by Section 1.1(75)(ix)), and subject to the proviso in Section 1.1(75)(xi)(C), the Applicable ElectronicsCo Percentage of (A) any and all Environmental Liabilities to the extent relating to, arising out of or resulting from any Shared DuPont-Third Party Real Property or (B) any and all Off-Site Environmental Liabilities to the extent related to or arising out of Hazardous Substances or wastes generated at Shared DuPont-Third Party Real Property, in each of clauses (A) and (B), to the extent related to or arising out of occurrences prior to the Distribution (collectively, the “Shared DuPont-Third Party Real Property Liabilities”);

(xi) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(75)(v)), Specified Environmental ElectronicsCo Designated Liabilities (which for clarity is governed by Section 1.1(75)(viii)), Legacy PFAS Liabilities (which for clarity is governed by Section 1.1(75)(ix)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(75)(xiv)), and Shared DuPont-Third Party Real Property Liabilities (which for clarity is governed by Section 1.1(75)(x)), (A) any and all ElectronicsCo Discontinued and/or Divested Operations and Business Liabilities that constitute Environmental Liabilities set forth on Schedule 1.1(75)(xi)(A); (B) Environmental Liabilities set forth on Schedule 1.1(75)(xi)(B); (C)(1) any Environmental Liabilities to the extent relating to, arising out of or resulting from any ElectronicsCo Real Property, ElectronicsCo Specified Owned Real Property or ElectronicsCo Specified Leased Real Property, and (2) any and all Off-Site Environmental Liabilities to the extent relating to or arising out of Hazardous Substances or wastes generated at ElectronicsCo Real Property, ElectronicsCo Specified Owned Real Property or ElectronicsCo Specified Leased Real Property, in each of clauses (1) and (2), to the extent a member of the ElectronicsCo Group is the Relevant Site Party of such ElectronicsCo Real Property, ElectronicsCo Specified Owned Real Property or ElectronicsCo Specified Leased Real Property; provided, however, that any such Environmental Liabilities to the extent relating to, arising out of or resulting from those real properties set forth on Schedule 1.1(75)(xi)(C) shall instead be to the extent relating to, arising out of or resulting from the ElectronicsCo Business; and (D) the Applicable ElectronicsCo Percentage of any and all Environmental Liabilities to the extent relating to, arising out of or resulting from the activities, operations or businesses of past, present or future third party tenants located at Experimental Station;

(xii) any and all ElectronicsCo Discontinued and/or Divested Operations and Business Liabilities which do not constitute Environmental Liabilities;

(xiii) any and all Liabilities (other than Corporate Trade Payables) primarily related to, arising out of or resulting from the ElectronicsCo Specified Corporate Contracts;

(xiv) the Applicable ElectronicsCo Percentage of any and all Liabilities in respect of the funding obligations of RemainCo under the MOU, including with respect to the funding of the escrow account thereunder;

(xv) any and all Liabilities relating to, arising out of or resulting from any services provided or being provided to, on behalf of or for the benefit of the ElectronicsCo Group, regardless of whether a member of the RemainCo Group or ElectronicsCo Group, or their respective personnel, procured or provided or is procuring or providing such services, including, for the avoidance of doubt, (A) any services provided in connection with the audit, preparation, printing, filing, delivery and/or public dissemination of any financial statements of the ElectronicsCo Group and (B) those services set forth on Schedule 1.1(75)(xv) (provided that any such services being provided pursuant to the Transition Services Agreement or another Ancillary Agreement shall be governed thereby);

(xvi) any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of RemainCo or any of its Subsidiaries that was incurred by any member of the ElectronicsCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the ElectronicsCo Group), including those set forth on Schedule 1.1(75)(xvi) (clauses (i) through (xvi) of this Section 1.1(75), the “Specified ElectronicsCo Liabilities”);

(xvii) unless constituting a Specified RemainCo Liability or a Specified ElectronicsCo Liability:

(a) (I) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the ElectronicsCo Business (provided, however, that any such accounts payable represented by an invoice of less than $500,000 shall not constitute ElectronicsCo Liabilities pursuant to this clause (a) if the aggregate amount of accounts payable represented by such invoice is Related to the RemainCo Business), and (II) all accounts payable represented by an invoice of less than $500,000 if the aggregate amount of accounts payable represented by such invoice is Related to the ElectronicsCo Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect);

(b) the Applicable ElectronicsCo Percentage of the Liabilities of RemainCo or any of its Subsidiaries for any and all checks issued but not drawn and accounts payable of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution, which are not related to any Business (other than in a de minimis respect) (the “Corporate Trade Payables”), including those set forth on Schedule 1.1(75)(xvii)(b); and

(c) the Applicable ElectronicsCo Percentage of any Specified DuPont Shared Liability;

(xviii) if and to the extent not addressed by the Liabilities described in clauses (i) through (xvii) of this definition, any and all Liabilities to the extent relating to, arising out of or resulting from the ElectronicsCo Business, including in the following categories, but in each case, excluding the Specified RemainCo Liabilities and the Liabilities described in clause (xvi) of the definition of RemainCo Liabilities:

(a) any and all Liabilities related to, arising out of or resulting from any Action to the extent related to the ElectronicsCo Business, including such Actions listed on Schedule 1.1(75)(xviii)(a);

(b) any and all Liabilities to the extent related to, arising out of or resulting from any of the ElectronicsCo Contracts; and

(c) any and all Liabilities to the extent related to, arising out of or resulting from any of the ElectronicsCo Assets (other than RemainCo Liabilities).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of RemainCo Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) the Applicable ElectronicsCo Percentage of any DWDP Legacy Liability or any Liability described in Section 1.1(75)(xiv) constitutes an ElectronicsCo Liability, (ii) any Specified ElectronicsCo Liability listed on Schedules 1.1(75)(vi), 1.1(75)(vii), 1.1(75)(viii), 1.1(75)(xi)(A), 1.1(75)(xi)(B), 1.1(75)(xi)(C), 1.1(75)(xv) and 1.1(75)(xvi) constitutes an ElectronicsCo Liability, (iii) the Applicable ElectronicsCo Percentage of any Legacy Liability (other than a DWDP Legacy Liability) constitutes an ElectronicsCo Liability, (iv) any Liability listed on Schedule 1.1(75)(xvii)(b) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Liability is not related to any Business (other than in a de minimis respect), and (v) any Liability listed on Schedule 1.1(75)(xviii)(a) shall give rise to a rebuttable presumption in favor of ElectronicsCo that such Liability relates to the ElectronicsCo Business and/or ElectronicsCo Assets. In addition, the allocation set forth in clauses (v), (viii), (ix), (x), (xi) and (xiv) of this definition of “ElectronicsCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(76) “ElectronicsCo Real Property” shall have the meaning set forth in the definition of “ElectronicsCo Assets”.

(77) “ElectronicsCo Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $1,500,000 per share, of ElectronicsCo.

(78) “ElectronicsCo Shared Contracts” shall mean any and all Shared Contracts that are primarily related to the ElectronicsCo Business, including those set forth on Schedule 1.1(78), but excluding any ElectronicsCo Specified Corporate Contract or any RemainCo Specified Corporate Contract.

(79) “ElectronicsCo Specified Leased Real Property” shall have the meaning set forth in the definition of “ElectronicsCo Assets”.

(80) “ElectronicsCo Specified Owned Real Property” shall have the meaning set forth in the definition of “ElectronicsCo Assets”.

(81) “ElectronicsCo Specified Prior Transaction Agreements” shall mean the Prior Transaction Agreements set forth on Schedule 1.1(81).

(82) “ElectronicsCo Spin Contribution” means any contribution to ElectronicsCo by RemainCo in connection with, or in anticipation of, the Distribution.

(83) “ElectronicsCo Vested Prior Transaction Rights” shall mean any and all rights of any member of the ElectronicsCo Group as a third-party beneficiary under the Prior Transaction Agreements, including pursuant to its status as an indemnitee under any such Prior Transaction Agreements.

(84) “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the ICDR in accordance with the Rules, as specified in Section 10.1.

(85) “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and between ElectronicsCo and RemainCo.

(86) “Employee Records” shall have the meaning set forth in the Employee Matters Agreement.

(87) “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(88) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

(89) “Environmental Liabilities” shall mean any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, claims, demands, complaints, Damages, losses, costs or expenses, including fees and expenses of counsel, whether or not arising out of, relating to or in connection with any Actions, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (c) responsibility for any investigation, remediation, monitoring or cleanup costs, response costs, removal costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, and (d) costs and expenses relating to correcting violations of or non-compliance with applicable Environmental Laws.

(90) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(91) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(92) “Experimental Station” shall mean the real property located at 200 Powder Mill Rd, Wilmington, Delaware 19803.

(93) “Experimental Station Cost Sharing Agreement” shall mean that certain Cost Sharing Agreement (Experimental Station), dated as of August 28, 2025, by and between FCC Acquisition Corporation, a Delaware corporation, and DuPont Electronics, Inc., a Delaware corporation, and, solely with respect to Article IV therein, RemainCo and ElectronicsCo.

(94) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(95) “Financing Arrangements” shall mean, individually or collectively, the ElectronicsCo Financing Arrangement and the RemainCo Financing Arrangement, as applicable.

(96) “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of the ElectronicsCo Group or RemainCo Group, as applicable.

(97) “Force Majeure Event” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(98) “GAAP” shall mean United States generally accepted accounting principles.

(99) “GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.

(100) “General Dispute Notice” shall have the meaning set forth in Section 10.1(b)(i).

(101) “General Negotiation Period” shall have the meaning set forth in Section 10.1(b)(i).

(102) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(103) “Ground Leases” shall mean the Ground Leases set forth on Schedule 1.1(103).

(104) “Group” shall mean (a) with respect to ElectronicsCo, the ElectronicsCo Group, and (b) with respect to RemainCo, the RemainCo Group.

(105) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(106) “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “pollutants”, “solid wastes”, “contaminants”, “radioactive materials”, “petroleum”, “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance for which standards of conduct are, or liability can be, imposed under any Environmental Law, including PFAS.

(107) “House Marks License Agreement” shall mean that certain Transitional House Marks Trademark License Agreement, dated as of the date hereof, by and between RemainCo and ElectronicsCo.

(108) “ICDR” shall have the meaning set forth in Section 10.1(c).

(109) “Indebtedness” shall mean, with respect to any Person, (a) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (b) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (c) all liabilities secured by any Security

Interest on any assets of such Person, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (e) all interest bearing indebtedness for the deferred purchase price of property or services, (f) all liabilities under any Credit Support Instruments, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).

(110) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(111) “Indemnification Notice” shall mean any notice delivered to the Indemnifying Party by the Indemnitee pursuant to Section 8.4(a) or Section 8.5.

(112) “Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

(113) “Indemnitee” shall have the meaning set forth in Section 8.4(a).

(114) “Indemnity Payment” shall have the meaning set forth in Section 8.8(a).

(115) “Industrial Purpose” shall mean any of the following purposes: (a) manufacturing or fabrication of any nature (whether or not with respect to chemicals), (b) distribution, sale or use of chemicals or chemical products, (c) treatment, storage or disposal of hazardous waste or industrial waste or wastewater, (d) production, refining or sale of petroleum or its products (or any component of such activities), (e) servicing, refueling or maintenance of motorized vehicles (or any component of such activities), or (f) research in respect of any of the activities described in the foregoing clauses (a) through (e); provided, however, that, for the avoidance of doubt, any of the following purposes shall not be considered an Industrial Purpose: office use (including use of custodial chemicals or office or consumer chemicals in a manner consistent with normal office activities).

(116) “Industrial Real Property Restrictions” shall have the meaning set forth in Section 2.7(b).

(117) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(118) “Insurance Policies” shall mean all Policies of the Parties and their respective Subsidiaries.

(119) “Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer or (b) paid by an insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.

(120) “Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Insurance Policies.

(121) “Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

(122) “Intentionally Delayed ElectronicsCo Assets” shall have the meaning set forth in the definition of “ElectronicsCo Assets”.

(123) “Intentionally Delayed RemainCo Assets” shall have the meaning set forth in the definition of “RemainCo Assets”.

(124) “Intergroup Accounts” shall have the meaning set forth in Section 2.3.

(125) “Intergroup Leases” shall mean the Ground Leases and the Space Leases.

(126) “Interim Relief” shall have the meaning set forth in Section 10.1(c)(ix).

(127) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(b).

(128) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (a) the ElectronicsCo Group owning and operating the ElectronicsCo Business and ElectronicsCo Assets and assuming the ElectronicsCo Liabilities and (b) the RemainCo Group owning and operating the RemainCo Business and the RemainCo Assets and assuming the RemainCo Liabilities.

(129) “Inventor Remuneration” shall mean any employee inventor consideration, remuneration or compensation that is required under applicable Law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan and Korea.

(130) “IP Cross-License Agreement” shall mean that certain Intellectual Property Cross-License Agreement, dated as of the date hereof, by and among members of the RemainCo Group and members of the ElectronicsCo Group.

(131) “IT Assets” shall mean all Software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights, and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

(132) “Know-How” shall mean all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.

(133) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(134) “Legacy Liabilities” shall mean any and all (a) Liabilities described in clauses (v), (vi) (to the extent allocated based on the Applicable ElectronicsCo Percentage), (ix), (x), (xi)(A), (xi)(D), (xii), (xiv), (xvii)(b) and (xvii)(c) of the definition of “ElectronicsCo Liabilities”, (b) Liabilities described in clauses (v), (vi) (to the extent allocated based on the Applicable RemainCo Percentage), (ix), (x), (xi)(A), (xi)(D), (xii), (xiv), (xvi)(b) and (xvi)(c) of the definition of “RemainCo Liabilities” and (c) other Liabilities allocated to each Party’s Group based on its respective Applicable Percentage pursuant to this Agreement.

(135) “Legacy PFAS Liabilities” means any and all Liabilities (including Environmental Liabilities) of RemainCo or its current or former Affiliates (but for former Affiliates, in each case, only to the extent arising out of, relating to or resulting from occurrences prior to the date such Persons ceased to be Affiliates of RemainCo) to the extent arising out of, relating to or resulting from the research, development, testing, manufacture, sale, distribution, use, storage, production, processing, recycling, treatment, transportation, handling, disposal or Release of, or exposure of any Person to, any PFAS (or any product containing any PFAS), including as an impurity; provided, however, that this does not include (a) any Liabilities resulting from the use of fire-fighting equipment and systems at any real property after the Distribution, (b) any ElectronicsCo Designated Liabilities (other than those that constitute Environmental Liabilities), (c) any RemainCo Designated Liabilities (other than those that constitute Environmental Liabilities), (d) any DWDP Legacy Liabilities or (e) any Liabilities in respect of the funding obligations of RemainCo under the MOU, including with respect to the funding of the escrow account thereunder.

(136) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes and with respect to liabilities of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement (“Employee Related Liabilities”) shall be governed by the Tax Matters Agreement and Employee Matters Agreement, respectively, and, therefore, Taxes and Employee Related Liabilities shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(137) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(138) “Litigation Hold” shall have the meaning set forth in Section 9.1(b).

(139) “LL Paying Party” shall have the meaning set forth in Section 8.8(d).

(140) “Mixed Contract” shall mean any Contract that is related to any of (a) the ElectronicsCo Business or RemainCo Business (other than in a de minimis respect), on the one hand, and (b) the other Business, on the other hand (other than in a de minimis respect); provided, however, that no Prior Transaction Agreement shall constitute a Mixed Contract unless it constitutes a Severable Prior Transaction Agreement.

(141) “MOU” shall mean that Memorandum of Understanding, dated as of January 22, 2021, by and among RemainCo, Corteva, E. I. du Pont de Nemours and Company and The Chemours Company, as modified, amended and/or supplemented at or prior to the Distribution, or following the Distribution in accordance with Section 7.2(a).

(142) “Negotiation Period” shall mean (a) the General Negotiation Period or (b) the Privilege Waiver Negotiation Period, as applicable.

(143) “Neptune SDA” shall mean that certain Separation and Distribution Agreement, dated as of December 15, 2019, by and among RemainCo, Nutrition & Biosciences, Inc., International Flavors & Fragrances, Inc. and Neptune Merger Sub II LLC, as modified, amended and/or supplemented at or prior to the Distribution.

(144) “New York Court” shall have the meaning set forth in Section 10.1(c)(x).

(145) “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 8.4(b).

(146) “Non-Paying Party” shall have the meaning set forth in Section 8.8(d).

(147) “Non-Performing Impacted Party” shall have the meaning set forth in Section 8.10(c)(i).

(148) “Non-Performing Site Controller” shall have the meaning set forth in Section 8.10(c)(ii).

(149) “Non-Shared Contract” shall mean any Mixed Contract that is an IT Asset or set forth on Schedule 1.1(149).

(150) “Non-Transferred Permit” shall have the meaning set forth in Section 5.5(a).

(151) “Notice Recipient” shall have the meaning set forth in Section 2.2(d)(vi).

(152) “Notifying Party” shall have the meaning set forth in Section 2.2(d)(vi).

(153) “NYSE” shall mean the New York Stock Exchange.

(154) “Off-Site Environmental Liabilities” shall mean any and all Environmental Liabilities arising or associated with any third-party location that is not as of the time of the Distribution nor has ever been owned, leased or operated by RemainCo or any of its Subsidiaries to the extent arising out of occurrences prior to the time of the Distribution; provided that for purposes of clarification, Off-Site Environmental Liabilities shall not include Liability arising or associated with any third-party locations or environmental media that have been impacted by Hazardous Substances Released from any property owned, leased or operated by RemainCo or any of its Subsidiaries at or prior to the time of the Distribution.

(155) “Other Party” shall have the meaning set forth in Section 2.9(a).

(156) “Other Party’s Auditors” shall have the meaning set forth in Section 5.1(b).

(157) “Other Surviving Intergroup Accounts” shall have the meaning set forth in Section 2.3.

(158) “Partial Assignment” shall have the meaning set forth in Section 2.2(d)(i).

(159) “Party” or “Parties” shall have the meaning set forth in the preamble hereto.

(160) “Patent” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

(161) “Performing Party” shall have the meaning set forth in Section 8.10(b)(iv).

(162) “Permit Transferee” shall mean ElectronicsCo or RemainCo, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.

(163) “Permit Transferor” shall mean each of ElectronicsCo or RemainCo or another member of its respective Group, as applicable, that currently holds a permit, including any Environmental Permit, that must be transferred, or in respect of which a new permit must be issued, to a member of the ElectronicsCo Group or RemainCo Group, or a relevant subsidiary, in connection with the transfer of any properties, businesses, or operations of the ElectronicsCo Group or RemainCo Group, respectively.

(164) “Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity (other than Registrations, which are addressed separately).

(165) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(166) “Personal Data” shall mean (a) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, and (b) any information that constitutes “personal information”, “personal data”, “personally identifiable information” or other corollary term under Data Protection Laws.

(167) “Personal Data Breach” shall mean the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, or theft of, or access to, Personal Data, or other corollary terms under Data Protection Laws.

(168) “PFAS” means any perfluoroalkyl or polyfluoroalkyl substance with at least one fully fluorinated methylene carbon (-CF2-), including perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX”, and including, in each case, any acids, salts or derivatives thereof.

(169) “Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

(170) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder (which, for the avoidance of doubt, includes insurance policies and insurance Contracts issued, executed or otherwise in effect both before and after the Distribution Date).

(171) “Prior Transaction Agreement Notice Recipient” shall have the meaning set forth in Section 6.2(d).

(172) “Prior Transaction Agreement Notifying Party” shall have the meaning set forth in Section 6.2(d).

(173) “Prior Transaction Agreements” shall mean the DWDP SDA, Corteva Letter Agreement, DWDP EMA, DWDP TMA, MOU, Neptune SDA and the agreements set forth on Schedule 1.1(173).

(174) “Privilege” shall have the meaning set forth in Section 9.7(a).

(175) “Privilege Waiver Negotiation Period” shall have the meaning set forth in Section 9.7(c)(iv).

(176) “Privilege Waiver Notice” shall have the meaning set forth in Section 9.7(c)(v).

(177) “Privilege Waiver Objection Notice” shall have the meaning set forth in Section 9.7(c)(i).

(178) “Privilege Waiver Request” shall have the meaning set forth in Section 9.7(c)(i).

(179) “Privileged Information” shall have the meaning set forth in Section 9.7(a).

(180) “Pro Forma Operating EBITDA” shall have the meaning set forth in the Corteva Letter Agreement.

(181) “Processing” (and its cognates) shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(182) “Product Supply Agreements” shall mean the Product Supply Agreements set forth on Schedule 1.1(182).

(183) “Public Reports” shall have the meaning set forth in Section 5.1(d).

(184) “Trust” shall have the meaning set forth in Section 3.2.

(185) “Raw Materials Supply Agreements” shall mean the Raw Materials Supply Agreements set forth on Schedule 1.1(185).

(186) “Records” shall mean any Contracts, documents, books, records or files.

(187) “Registration Data” shall mean all studies, data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or generated for submission but not submitted to, or received from, a Governmental Entity (including by or through a third-party consultant), with the aim to apply for, obtain, extend or maintain a Registration, including any internal or external correspondence regarding a Registration, technical information on the product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, occupational health and safety and environmental effects, including any Good Laboratory Practice data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments, public interest or other benefits documents, as well as any rights for data compensation under applicable Law.

(188) “Registrations” shall mean all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.

(189) “Regulatory Matters Agreement” shall mean that certain Regulatory Matters Agreement, dated as of the date hereof, by and between RemainCo and ElectronicsCo.

(190) “Related” shall mean, with respect to any Business, primarily or exclusively related to, used in or held for use in the conduct of such Business.

(191) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(192) “Relevant Site Party” shall mean, as between members of the RemainCo Group and ElectronicsCo Group, the member of either Group that, as of the Distribution, holds fee title or the highest priority lease from a third party as between the RemainCo Group and the ElectronicsCo Group.

(193) “RemainCo” shall have the meaning set forth in the preamble hereto.

(194) “RemainCo Accounts” shall have the meaning set forth in Section 2.11(a).

(195) “RemainCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the ElectronicsCo Group at the time of the Distribution, and (y) any member of the RemainCo Group at the time of the Distribution (provided, however, that RemainCo Assets shall not include Tax Assets, which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in, the members of the RemainCo Group (other than RemainCo), including those set forth on Schedule 1.1(204), and (B) the capital stock and other equity interests set forth on Schedule 1.1(195)(i)(B) of certain other Persons, and, in each case (clauses (A) and (B)), any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(195)(ii);

(iii) any and all rights and interests of the RemainCo Group under this Agreement, including any payments owed to RemainCo pursuant to Section 2.12;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(195)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(195)(iv)(A) under the heading “Other Parties in Possession”) (the “RemainCo Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(195)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(195)(iv)(B) under the heading “Other Parties in Possession”) (the “RemainCo Specified Leased Real Property”);

(v) any and all RemainCo Shared Contracts; provided, however, that any such RemainCo Shared Contracts shall be subject to Section 2.2(d);

(vi) any and all Intellectual Property (excluding IT Assets, which for clarity is governed by Section 1.1(195)(viii)) owned by RemainCo or ElectronicsCo, or any of their respective Affiliates, that is (A) not Related to the ElectronicsCo Business (excluding Intellectual Property set forth on Schedule 1.1(61)(vii)), (B) a RemainCo House Mark, or (C) set forth on Schedule 1.1(195)(vi);

(vii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any RemainCo Liability, including those set forth on Schedule 1.1(195)(vii) (subject, in each case, to Article VI and Article VII);

(viii) any and all IT Assets owned, licensed to or by, or held by RemainCo or ElectronicsCo, or any of their respective Affiliates, that are (A) not exclusively related to, used or held for use in the conduct of the ElectronicsCo Business (excluding IT Assets set forth on Schedule 1.1(61)(ix)), or (B) set forth on Schedule 1.1(195)(viii);

(ix) all RemainCo Contracts;

(x) other than Intellectual Property and IT Assets, any and all Information exclusively related to the RemainCo Business, and to the extent not exclusively related to the RemainCo Business, any and all (A) Information to the extent related to any RemainCo Asset or RemainCo Liability, (B) Information to the extent related to any Legacy Liability, or any Asset or Liability allocated between the RemainCo Group and the ElectronicsCo Group based on their respective Applicable Percentages, (C) books and records held at the RemainCo Specified Owned Real Property, the RemainCo Specified Leased Real Property and the RemainCo Real Property (unless at a portion of such site leased to a different Group pursuant to an Intergroup Lease) and (D) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “RemainCo Assets”;

(xi) the right to receive the ElectronicsCo Cash Distribution;

(xii) any and all proceeds in respect of any divestitures for which a definitive Contract has been executed by RemainCo or any of its Subsidiaries prior to the Distribution

(xiii) the Assets set forth on Schedule 1.1(195)(xiii) (the “Intentionally Delayed RemainCo Assets”) (clauses (i) through (xiii), the “Specified RemainCo Assets”);

(xiv) unless constituting a Specified ElectronicsCo Asset or a Specified RemainCo Asset:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets), including those set forth on Schedule 1.1(195)(xiv)(a), and excluding those set forth on Schedule 1.1(61)(xiii)(a);

(b) (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the RemainCo Group, and (II) all derivative instruments owned by any member of the RemainCo Group;

(c) (I) all accounts and notes receivable to the extent related to the RemainCo Business (provided, however, that any such accounts receivable represented by an invoice of less than $500,000 shall not constitute RemainCo Assets pursuant to this clause (c) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the ElectronicsCo Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $500,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the RemainCo Business;

(d) the Applicable RemainCo Percentage of all accounts and notes receivable in respect of goods or services sold or provided by RemainCo or its Subsidiaries that are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(195)(xiv)(d);

(e) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are (I) used or held for use in, or arise out of, the operation or conduct of the RemainCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the ElectronicsCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the RemainCo Business), and/or (II) owned by a member of the RemainCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(195)(xiv)(e)(II);

(f) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect), other than those set forth on Schedule 1.1(195)(xiii)(f);

(g) all furniture that is not related to any Business (other than in a de minimis respect) if, at the time of the Distribution, such furniture is held at (I) any RemainCo Specified Owned Real Property or, except as may be provided pursuant to the terms of an Intergroup Lease or lease with any Person other than the Parties and their respective Group members and Affiliates, RemainCo Specified Leased Real Property or RemainCo Real Property, in each case, other than any site set forth on Schedule 1.1(61)(xiii)(g), or (II) any site set forth on Schedule 1.1(195)(xiv)(g);

(h) any and all Information of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution (other than (x) Intellectual Property and (y) IT Assets) that is not related to any Business (other than in a de minimis respect), including Information set forth on Schedule 1.1(195)(xiv)(h); and

(i) all rights, claims, causes of action and credits to the extent relating to any RemainCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any ElectronicsCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(195)(xiv)(i) (subject, in each case, to Article VI and Article VII);

(xv) if and to the extent not addressed by the Assets described in clauses (i) through (xiv) of this definition, any and all Assets Related to the RemainCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified ElectronicsCo Assets and the Assets described in clause (61)(xiii) of the definition of “ElectronicsCo Assets”:

(a) (I) all rights, title and interest in and to the owned real property Related to the RemainCo Business, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith, and (II) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the RemainCo Business, including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (collectively, the “RemainCo Real Property”);

(b) except for IT Assets and RemainCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the RemainCo Business;

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case that are Related to the RemainCo Business or that are not related to any Business in more than a de minimis respect (the “RemainCo Inventory”);

(d) any and all Consents, registrations and Registration Data, in each case, that is Related to the RemainCo Business and any and all Consents, registrations and Registration Data that are not related to any Business in more than a de minimis respect;

(e) any and all Information (other than Intellectual Property and IT Assets) that is Related to the RemainCo Business; and

(f) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the ElectronicsCo Group or RemainCo Group that is Related to the RemainCo Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of ElectronicsCo Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified RemainCo Asset listed on Schedules 1.1(204), 1.1(195)(i)(B), 1.1(195)(ii), 1.1(195)(iv)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(195)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(195)(vi), 1.1(195)(vii), 1.1(195)(viii) and 1.1(195)(xiii) (to the extent allocated to RemainCo) constitutes a RemainCo Asset, (ii) any Contract listed on Schedule 1.1(210) constitutes a RemainCo Asset, (iii) any Shared Contract listed on Schedule 1.1(214) constitutes a RemainCo Asset (subject to Section 2.2(d)), and (iv)(a) any Asset listed on Schedule 1.1(195)(xiv)(a) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is owned by RemainCo or any of its Subsidiaries as of immediately prior to the Distribution and is not related to any Business (other than in a de minimis respect), (b) any Asset listed on Schedule 1.1(195)(xiv)(d) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect), (c) any Asset listed on Schedule 1.1(195)(xiv)(e)(II) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is used or held for use in, or arises out of, the operation or conduct of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution, is owned by a member of the RemainCo Group and is not related to any Business (other than in a de minimis respect), (d) any Asset listed on Schedule 1.1(195)(xiv)(f) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect), (e) any furniture at any site set forth on

Schedule 1.1(195)(xiv)(g) shall give rise to a rebuttable presumption in favor of RemainCo that such furniture is not related to any Business (other than in a de minimis respect), (f) any Asset listed on Schedules 1.1(195)(xiv)(h) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is of RemainCo or any of its Subsidiaries as of immediately prior to the Distribution and is not related to any Business (other than in a de minimis respect) and (g) any Asset listed on Schedule 1.1(195)(xiv)(i) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any ElectronicsCo Liability (other than in a de minimis respect). Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI herein.

(196) “RemainCo Business” shall mean all businesses, operations and activities (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the ElectronicsCo Business, in each case as conducted prior to the Distribution Date by any member of the ElectronicsCo Group or RemainCo Group (or any of their respective predecessors), including the following lines of business: Healthcare (which, for avoidance of doubt, includes Liveo™; Spectrum Medical; Donatelle Plastics; and Tyvek® (excluding HomeWrap™)); Diversified Industrials (which, for avoidance of doubt, includes Spectrum Foods and Industrial (F&I); Auto Adhesives; Multibase®; Tedlar®; Molykote®; Vespel®; Artistri®; Cyrel® Packaging Graphics; Authentication Systems; Tyvek® HomeWrap™; Typar®; Tychem®; Hybrid Membrane Technologies (HMT™); Performance Building Solutions; Corian® Decorative Surfaces; and the meta-aramid and para-aramid fiber, paper, pulp, yarn, fibrids, rope, floc, fabrics, staple and pressboard businesses (which, for the avoidance of doubt, includes Nomex®, Kevlar®, Kevlar® EXO™ and Tensylon® product lines)); and Water Solutions (which, for avoidance of doubt, includes Ultrafiltration; Reverse Osmosis Membranes; Ion Exchange; Systems; and Filtration).

(197) “RemainCo Common Stock” shall mean the issued and outstanding shares of Common Stock, par value $0.01 per share, of RemainCo.

(198) “RemainCo Contracts” shall mean any and all Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) any and all Contracts, including any and all Prior Transaction Agreements, other than (A) the ElectronicsCo Contracts, (B) the ElectronicsCo Shared Contracts, (C) the ElectronicsCo Specified Prior Transaction Agreements and (iv) the ElectronicsCo Vested Prior Transaction Rights; provided, however, that (x) any RemainCo Shared Contracts (including the Severable Prior Transaction Agreements) shall be subject to Section 2.2(d) and (y) any Shared Prior Transaction Agreements shall be subject to Article VI;

(ii) any and all Contracts to which RemainCo or any of its Subsidiaries was a party as of the time of the Distribution (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business, other than the ElectronicsCo Specified Corporate Contracts (the “RemainCo Specified Corporate Contracts”)

(199) “RemainCo Counsel” shall have the meaning set forth in Section 9.8.

(200) “RemainCo CSIs” shall have the meaning set forth in Section 2.10(d).

(201) “RemainCo Discontinued and/or Divested Operations and Business Liabilities” shall mean the Applicable RemainCo Percentage of any and all Discontinued and/or Divested Operations and Business Liabilities.

(202) “RemainCo Environmental Liabilities” shall mean the Liabilities described in clauses (v), (viii), (ix), (x), (xi) and (xiv) of the definition of RemainCo Liabilities.

(203) “RemainCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(203).

(204) “RemainCo Group” shall mean RemainCo and each Person (other than any member of the ElectronicsCo Group) that is a direct or indirect Subsidiary of RemainCo immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of RemainCo following the Distribution, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(204) (and shall not include the Persons on Schedule 1.1(71)).

(205) “RemainCo House Marks” shall mean the Trademarks set forth on Schedule 1.1(205), and any and all derivatives, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademarks.

(206) “RemainCo Indemnitees” shall mean each member of the RemainCo Group and each of their Affiliates from and after the Effective Time and each member of the RemainCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(207) “RemainCo Inventory” shall have the meaning set forth in Section 1.1(195)(xv)(c).

(208) “RemainCo Liabilities” shall mean any and all Liabilities of (x) any member of the ElectronicsCo Group at the time of the Distribution, and/or (y) any member of the RemainCo Group at the time of the Distribution, in the following categories, in each case, regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the ElectronicsCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively):

(i) any and all Liabilities that are expressly assumed by or allocated to the RemainCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the RemainCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 12.5 hereof;

(ii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the RemainCo Group, including in connection with the RemainCo Financing Arrangements, (B) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the RemainCo Group, including in connection with the RemainCo Financing Arrangements, except, in each of clauses (A) and (B), for statements expressly relating to the ElectronicsCo Business, or (C) the RemainCo Financing Arrangements;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (A) the Intellectual Property constituting a RemainCo Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by any member of the ElectronicsCo Group as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement), or (B) the discrete and reasonably identifiable part of the Intellectual Property constituting an ElectronicsCo Asset solely attributable to the use or sublicense of such Intellectual Property by any member of the RemainCo Group as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement;

(iv) any and all Specified Transaction Expenses that, in the aggregate, do not exceed the Specified Transaction Expenses Threshold;

(v) the Applicable RemainCo Percentage of any and all DWDP Legacy Liabilities;

(vi) any and all of the Liabilities set forth on Schedule 1.1(208)(vi);

(vii) any and all of the Liabilities set forth on Schedule 1.1(208)(vii) (“RemainCo Designated Liabilities”) which do not constitute Environmental Liabilities;

(viii) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(208)(v)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(208)(xiv)), and Shared DuPont-Third Party Real Property Liabilities (which for clarity is governed by Section 1.1(208)(x)), any and all RemainCo Designated Liabilities which constitute Environmental Liabilities to the extent relating to, arising out of or resulting from the real property set forth on Schedule 1.1(208)(viii) (the “Specified Environmental RemainCo Designated Liabilities”);

(ix) other than Specified Environmental RemainCo Designated Liabilities (which for clarity is governed by Section 1.1(208)(viii)), the Applicable RemainCo Percentage of any and all Legacy PFAS Liabilities;

(x) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(208)(v)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(208)(xiv)), and Legacy PFAS Liabilities (which for clarity is governed by Section 1.1(208)(ix)), and subject to the proviso in Section 1.1(208)(xi)(C), the Applicable RemainCo Percentage of any and all Shared DuPont-Third Party Real Property Liabilities;

(xi) other than DWDP Legacy Liabilities (which for clarity is governed by Section 1.1(208)(v)), Specified Environmental RemainCo Designated Liabilities (which for clarity is governed by Section 1.1(208)(viii)), Legacy PFAS Liabilities (which for clarity is governed by Section 1.1(208)(ix)), the Liabilities described in clause (xiv) of this definition (which for clarity is governed by Section 1.1(208)(xiv)), and Shared DuPont-Third Party Real Property Liabilities (which for clarity is governed by Section 1.1(208)(x), (A) the Applicable ElectronicsCo Percentage of any and all RemainCo Discontinued and/or Divested Operations and Business Liabilities that constitute Environmental Liabilities set forth on Schedule 1.1(208)(xi)(A); (B) Environmental Liabilities set forth on Schedule 1.1(208)(xi)(B); (C)(1) any Environmental Liabilities to the extent relating to, arising out of or resulting from any RemainCo Real Property, RemainCo Specified Owned Real Property or RemainCo Specified Leased Real Property, and (2) any and all Off-Site Environmental Liabilities to the extent relating to or arising out of Hazardous Substances or wastes generated at RemainCo Real Property, RemainCo Specified Owned Real Property or RemainCo Specified Leased Real Property, in each of clauses (1) and (2), to the extent a member of the RemainCo Group is the Relevant Site Party of such RemainCo Real Property, RemainCo Specified Owned Real Property or RemainCo Specified Leased Real Property; provided, however, that any such Environmental Liabilities to the extent relating to, arising out of or resulting from other than those real properties set forth in Schedule 1.1(208)(xi)(C) shall instead be to the extent relating to, arising out of or resulting from the RemainCo Business; and (D) the Applicable RemainCo Percentage of any and all Environmental Liabilities to the extent relating to, arising out of or resulting from the activities, operations or businesses of past, present or future third party tenants located at Experimental Station;

(xii) any and all RemainCo Discontinued and/or Divested Operations and Business Liabilities which do not constitute Environmental Liabilities;

(xiii) any and all Liabilities (other than Corporate Trade Payables) primarily related to, arising out of or resulting from the RemainCo Specified Corporate Contracts;

(xiv) the Applicable RemainCo Percentage of any and all Liabilities in respect of the funding obligations of RemainCo under the MOU, including with respect to the funding of the escrow account thereunder;

(xv) any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of RemainCo or any of its Subsidiaries that was incurred by any member of the RemainCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the RemainCo Group), including those set forth on Schedule 1.1(208)(xv) (clauses (i) through (xv) of this Section 1.1(208), the “Specified RemainCo Liabilities”);

(xvi) unless constituting a Specified ElectronicsCo Liability or a Specified RemainCo Liability,

(a) (I) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the RemainCo Business (provided, however, that any such accounts payable represented by an invoice of less than $500,000 shall not constitute RemainCo Liabilities pursuant to this clause (a) if the aggregate amount of accounts payable represented by such invoice is Related to the ElectronicsCo Business), and (II) all accounts payable represented by an invoice of less than $500,000 if the aggregate amount of accounts payable represented by such invoice is Related to the RemainCo Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect);

(b) the Applicable RemainCo Percentage of the Corporate Trade Payables, including those set forth on Schedule 1.1(208)(xvi)(b); and

(c) the Applicable RemainCo Percentage of any Specified DuPont Shared Liability;

(xvii) if and to the extent not addressed by the Liabilities described in clauses (i) through (xvi) of this definition, any and all Liabilities to the extent relating to, arising out of or resulting from the RemainCo Business, including in the following categories, but in each case, excluding the Specified ElectronicsCo Liabilities and the Liabilities described in clause (xvii) of the definition of ElectronicsCo Liabilities:

(a) Any and all Liabilities related to, arising out of or resulting from any Action to the extent related to the RemainCo Business, including such Actions listed on Schedule 1.1(208)(xvii)(a);

(b) Any and all Liabilities to the extent related to, arising out of or resulting from any of the RemainCo Contracts; and

(c) Any and all Liabilities to the extent related to, arising out of or resulting from any of the RemainCo Assets (other than ElectronicsCo Liabilities).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of ElectronicsCo Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) the Applicable RemainCo Percentage of any DWDP Legacy Liability or any Liability described in Section 1.1(208)(xiv) constitutes a RemainCo Liability, (ii) any Specified RemainCo Liability listed on Schedules 1.1(208)(vi), 1.1(208)(vii), 1.1(208)(viii), 1.1(208)(xi)(A), 1.1(208)(xi)(B), 1.1(208)(xi)(C), and 1.1(208)(xv) constitutes a RemainCo Liability, (iii) the Applicable RemainCo Percentage of any Legacy Liability (other than a DWDP Legacy Liability) constitutes a RemainCo Liability, (iv) any Liability listed on Schedule 1.1(208)(xvi)(b) shall give rise to a rebuttable presumption in favor of RemainCo that such Liability is not related to any Business (other than in a de minimis respect), and (v) any Liability listed on Schedule 1.1(208)(xvii)(a) shall give rise to a rebuttable presumption in favor of RemainCo that such Liability relates to the RemainCo Business and/or RemainCo Assets. In addition, the allocation set forth in clauses (v), (viii), (ix), (x), (xi) and (xiv) of this definition of “RemainCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(209) “RemainCo Shared Contracts” shall mean any and all Shared Contracts that are not ElectronicsCo Shared Contracts, ElectronicsCo Specified Corporate Contracts or any RemainCo Specified Corporate Contracts.

(210) “RemainCo Specified Prior Transaction Agreements” shall mean any and all Prior Transaction Agreements exclusively related to the RemainCo Business, RemainCo Assets and/or RemainCo Liabilities, including those set forth on Schedule 1.1(210).

(211) “Response Action” shall have the meaning set forth in Section 8.10(b)(i).

(212) “Rules” shall have the meaning set forth in Section 10.1(c).

(213) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.

(214) “Severable Prior Transaction Agreements” shall mean the Prior Transaction Agreements set forth on Schedule 1.1(214).

(215) “Shared Contract” shall mean any Mixed Contract that (a) is not a Non-Shared Contract and (b) is not a Prior Transaction Agreement (other than the Severable Prior Transaction Agreements).

(216) “Shared DuPont-Third Party Real Property” means the real property set forth on Schedule 1.1(216).

(217) “Shared DuPont-Third Party Real Property Liabilities” shall have the meaning set forth in the definition of “ElectronicsCo Liabilities”.

(218) “Shared Permit” shall have the meaning set forth in Section 5.5(a).

(219) “Shared Prior Transaction Agreements” shall mean the Prior Transaction Agreements that are not (a) ElectronicsCo Specified Prior Transaction Agreements, (b) RemainCo Specified Prior Transaction Agreements or (c) Severable Prior Transaction Agreements, including those set forth on Schedule 1.1(219).

(220) “Site Services Agreements” shall mean the Site Services Agreements set forth on Schedule 1.1(220).

(221) “Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(222) “Sole Benefit Services” shall have the meaning set forth in Section 9.7(a).

(223) “Space Leases” shall mean the Space Leases set forth on Schedule 1.1(223).

(224) “Specified DuPont Shared Liabilities” shall mean:

(i) any and all Liabilities set forth on Schedule 1.1(224)(i); and

(ii) unless constituting a Specified ElectronicsCo Liability or Specified RemainCo Liability, any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of RemainCo related to occurrences on or prior to the Distribution Date, including any such Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any securities of RemainCo, in their capacities as such;

(b) any (x) form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document or Financing Disclosure Document) filed by RemainCo with the Commission on or prior to the Distribution Date, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the ElectronicsCo Business or the RemainCo Business, as the case may be) or (y) Financing Disclosure Documents in respect of occurrences prior to the Distribution Date;

(c) the maintenance of the books and records, corporate compliance and other corporate-level actions and oversight of RemainCo; and

(d) (x) indemnification obligations to any current or former director or officer of RemainCo in their capacity as such in respect of occurrences prior to the Distribution Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of RemainCo, in their capacities as such in respect of occurrences prior to the Distribution Date, in each case, relating to any acts, omissions or events on or prior to the Distribution Date.

In the case of any Liability a portion of which relates to occurrences on or prior to the Distribution Date and a portion of which relates to occurrences after the Distribution Date, only that portion that relates to occurrences on or prior to the Distribution Date shall be considered a Specified DuPont Shared Liability; and with respect to the portion of such Liability that relates to occurrences after the Distribution Date, such Liability shall be allocated in accordance with the definitions of ElectronicsCo Liability or RemainCo Liability, as the case may be. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Distribution Date shall be deemed to be a Specified DuPont Shared Liability.

Notwithstanding anything to the contrary herein, Specified DuPont Shared Liabilities shall not include any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns.

(225) “Specified ElectronicsCo Assets” shall have the meaning set forth in the definition of “ElectronicsCo Assets”.

(226) “Specified ElectronicsCo Liabilities” shall have the meaning set forth in the definition of “ElectronicsCo Liabilities”.

(227) “Specified Environmental ElectronicsCo Designated Liabilities” shall have the meaning set forth in the definition of “ElectronicsCo Liabilities”.

(228) “Specified Environmental RemainCo Designated Liabilities” shall have the meaning set forth in the definition of “RemainCo Liabilities”.

(229) “Specified RemainCo Assets” shall have the meaning set forth in the definition of “RemainCo Assets”.

(230) “Specified RemainCo Liabilities” shall have the meaning set forth in the definition of “RemainCo Liabilities”.

(231) “Specified Settlement Expenses” shall mean those costs, fees and expenses set forth on Schedule 1.1(231).

(232) “Specified Transaction Expenses” shall mean those costs, premiums, fees and expenses set forth on Schedule 1.1(232).

(233) “Specified Transaction Expenses Threshold” shall mean the amount set forth on Schedule 1.1(233).

(234) “Subsidiary” shall mean with respect to any Person (a) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, and (b) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(235) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(236) “Tax Assets” shall have the meaning set forth in the Tax Matters Agreement.

(237) “Tax Benefit Payment” shall have the meaning set forth in Section 8.8(d).

(238) “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(239) “Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the date hereof, by and between RemainCo and ElectronicsCo.

(240) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(241) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(242) “Third Party Claim” shall have the meaning set forth in Section 8.4(a).

(243) “Third Party Proceeds” shall have the meaning set forth in Section 8.8(a).

(244) “TMODS License Agreement” shall mean that certain DuPontTM TMODS Dynamic Process Simulation Software Agreement, dated as of the date hereof, by and between RemainCo and ElectronicsCo.

(245) “Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(246) “Transaction Expenses” shall have the meaning set forth in Section 12.5.

(247) “Transfer” shall have the meaning set forth in Section 2.2(b)(i) and the term “Transferred” shall have its correlative meaning.

(248) “Transfer Taxes” shall mean any sales, use, transfer, real property transfer, registration, documentary, value added, stamp or other similar Taxes and related fees and costs.

(249) “Transferred Industrial Real Property” shall have the meaning set forth in Section 2.7(b).

(250) “Transition Services Agreements” shall mean those certain Transition Services Agreements, dated as of the date hereof, by and between (a) RemainCo, as provider, and ElectronicsCo, as recipient, and (b) RemainCo, as recipient, and ElectronicsCo, as provider.

(251) “UK GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.

(252) “Umbrella Secrecy Agreement” shall mean that certain Umbrella Secrecy Agreement, dated as of the date hereof, by and between RemainCo and ElectronicsCo.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “ElectronicsCo” shall also be deemed to refer to the applicable member of the ElectronicsCo Group, references to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by ElectronicsCo or RemainCo shall be deemed to require ElectronicsCo or RemainCo, as the case may be, to cause the applicable members of the ElectronicsCo Group or the RemainCo Group, respectively, to take, or refrain from taking, any such action.

Section 1.3 Effective Time; Suspension.

(a) This Agreement shall be effective as of the Effective Time.

(b) Notwithstanding Section 1.3(a) above, solely as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the Distribution, other than for Sections 2.1, 2.2, 2.3, 2.11, 2.13, Article III, Article IV, Section 5.5 and Article XII, each of which will be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (including the Internal Reorganization), a portion of which have already been implemented prior to the date hereof.

Section 2.2 Transfer of Assets; Assumption and Satisfaction of Liabilities.

(a) Prior to the Effective Time, the Parties shall, and shall cause the other members of its Group and its respective then-Affiliates to, complete the Internal Reorganization (other than as set forth on Schedule 2.2).

(b) Prior to the Effective Time and, in each case, pursuant to the Conveyancing and Assumption Instruments and, in connection with the Internal Reorganization:

(i) Subject to Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), RemainCo shall, and shall cause the other members of its Group to, as applicable, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to ElectronicsCo or another member of the ElectronicsCo Group all of its and the other members of its Group’s right, title and interest in and to the ElectronicsCo Assets, and the applicable member(s) of the ElectronicsCo Group, as applicable, shall accept from RemainCo and the applicable members of the RemainCo Group, all of RemainCo’s and the other members of the RemainCo Group’s respective direct or indirect rights, title and interest in and to the ElectronicsCo Assets, respectively; and

(ii) Subject to Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), ElectronicsCo shall, and shall cause the other members of its Group to, as applicable, Transfer to RemainCo or another member of the RemainCo Group all of its and the other members of its Group’s right, title and interest in and to the RemainCo Assets, and the applicable member(s) of the RemainCo Group, as applicable, shall accept from ElectronicsCo and the applicable members of the ElectronicsCo Group, all of ElectronicsCo’s and the other members of the ElectronicsCo Group’s respective direct or indirect rights, title and interest in and to the RemainCo Assets, respectively.

(c) Assumption of Liabilities. Subject to Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) RemainCo shall, or shall cause a member of the RemainCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the RemainCo Liabilities, and (ii) ElectronicsCo shall, or shall cause a member of the ElectronicsCo Group to, Assume all of the ElectronicsCo Liabilities.

(d) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(b):

(i) Unless the benefits of a Shared Contract are conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) any Contract that is a Shared Contract, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended, bifurcated, replicated or otherwise modified prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of either Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) (including those set forth on Schedule 2.2(d)) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended, bifurcated, replicated or otherwise modified, or if such assignment or amendment, bifurcation, replication or modification would impair the benefit the parties thereto derived from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the RemainCo Group or the ElectronicsCo Group, as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the ElectronicsCo Business or the RemainCo Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.2(d) (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(d), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other

Group) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the ElectronicsCo Business or the RemainCo Business), and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(d), or cannot implement the arrangements set forth in clause (A), within one hundred and eighty (180) days of the Distribution Date, the Parties shall use commercially reasonable efforts to, if requested by any Party, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights, liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).

(ii) Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.

(iii) To the extent permitted by applicable Law, each of RemainCo and ElectronicsCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party or the members of such Party’s Group, as applicable, not later than the Distribution, and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

(iv) With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Distribution, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among RemainCo and ElectronicsCo as follows:

(A) If such Liability is incurred (x) exclusively in respect of the ElectronicsCo Business, such Liability shall be allocated to ElectronicsCo or the applicable member of its Group, or (y) exclusively in respect of the RemainCo Business, such Liability shall be allocated to RemainCo or the applicable member of its Group;

(B) If such Liability cannot be so allocated under clause (A) above, such Liability shall be allocated to RemainCo or ElectronicsCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Distribution) by the ElectronicsCo Business or the RemainCo Business, respectively, under the relevant Shared Contract after the Distribution; and

(C) Notwithstanding the foregoing in clauses (A) and (B) above, each of ElectronicsCo or RemainCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach after the Distribution of the relevant Shared Contract.

(v) None of RemainCo, ElectronicsCo or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(d) may request that the Party that is allocated such Shared Contract as an ElectronicsCo Asset or RemainCo Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(d)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.2(d)(v).

(vi) From and after the Distribution, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (A) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (B) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Distribution, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Distribution, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (I) such Shared Contract, (II) any Partial Assignment related to such Shared Contract or (III) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Contract.

(e) Consents. Each Party shall, and shall cause each member of its respective Group to, use its commercially reasonable efforts to obtain the required Consents for the Transfer of any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement, including those Consents set forth on Schedule 2.2(e). Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Sections 2.2(d) and 2.5, to the extent provided therein, shall apply thereto.

(f) Each Party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the RemainCo Group or ElectronicsCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the RemainCo Group or the ElectronicsCo Group, as applicable, owns a RemainCo Asset or ElectronicsCo Asset, respectively, as of the Effective Time, there shall be no need for such member to Transfer such Asset in connection with the operation of Section 2.2(b). Moreover, to the extent that a member of the RemainCo Group or the ElectronicsCo Group, as applicable, is liable for any RemainCo Liability or ElectronicsCo Liability, respectively, at the Effective Time, there shall be no need for such member to Assume such Liability in connection with the operation of Section 2.2(c).

(g) Prior to the Effective Time, in exchange for the ElectronicsCo Spin Contribution, ElectronicsCo shall (i) issue to RemainCo additional shares of ElectronicsCo Common Stock (or RemainCo and ElectronicsCo shall take or cause to be taken such other appropriate actions to ensure that RemainCo has the requisite number of shares of ElectronicsCo Common Stock) such that the number then outstanding shall be equal to the number of shares of ElectronicsCo Common Stock necessary to effect the Distribution in accordance with Section 4.1 and (ii) make, or cause to be made, the ElectronicsCo Cash Distribution by wire payment of immediately available funds to one or more accounts designated by RemainCo.

Section 2.3 Intergroup Accounts. Except as set forth in Section 8.1(b), any and all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement or under any Ancillary Agreement or (y) as otherwise set forth on Schedule 2.3 (the matters set forth on Schedule 2.3, the “Other Surviving Intergroup Accounts”)) between any member of the RemainCo Group or ElectronicsCo Group, on the one hand, and any member of the other Group, on the other hand, which exist as of immediately prior to the Distribution (the “Intergroup Accounts”), shall, prior to the Distribution, be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise canceled and terminated or extinguished, and, if not settled prior to such time, shall be deemed terminated and released at such time. For the avoidance of doubt, the Other Surviving Intergroup Accounts (a) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within the payment terms set forth therefor on Schedule 2.3 or thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (b) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

Section 2.4 Limitation of Liability; Intergroup Contracts.

(a) No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to the other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Distribution (other than this Agreement, the Ancillary Agreements and the Other Surviving Intergroup Accounts) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and the other Party or any of its respective Group members, on the other hand, effective as of the Distribution (other than this Agreement, the Ancillary Agreements, the Other Surviving Intergroup Accounts, the Conveyancing and Assumption Instruments and such Contracts, arrangements, courses of dealing or understandings with respect to goods in transit for which title has not transferred to the RemainCo Group (if in respect of assets that would otherwise be RemainCo Assets) or the ElectronicsCo Group (if in respect of assets that would otherwise be ElectronicsCo Assets) at the time of the Distribution). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution. Each Party shall, and shall cause the other members of its Group to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by the other Party.

(c) The provisions of Section 2.4(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof): any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute ElectronicsCo Assets or ElectronicsCo Liabilities, or RemainCo Assets or RemainCo Liabilities, such Contracts shall be assigned or retained pursuant to this Article II, and (y) the obligations of any member of a Group to the other Group shall be deemed terminated as of time of the Distribution with no further liability to such other Group as a result thereof).

(d) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of any Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated prior to the Distribution, then, at the request of such affected Party made within fifteen (15) months following the Distribution, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the Distribution; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

(e) Each of the Parties shall take the actions set forth on Schedule 2.4(e) subject to the terms and conditions therein.

Section 2.5 Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II, including the Transfers of the Intentionally Delayed ElectronicsCo Assets, Intentionally Delayed RemainCo Assets, and certain Assets and Assumptions of certain Liabilities set forth on Schedule 2.5, shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law, including the Consents set forth on Schedule 2.2(f). In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(d)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.9 and Section 2.10, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the RemainCo Group or ElectronicsCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party and/or each member of its Group shall (A) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (B)(I) enforce at the other Party’s (or relevant member of its Group’s) request, or allow the other Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (II) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of the other Party’s Group, (III) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (IV) not amend, modify or supplement any Contract that constitutes such Asset and (V) provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by the other Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.

(b) If and when the Consents and/or conditions, the conflict, absence, non-satisfaction, existence or potential violation of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected as promptly as reasonably practicable without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue or otherwise unreasonable cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of RemainCo or ElectronicsCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability, may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).

(d) Notwithstanding anything else set forth in this Section 2.5 to the contrary, (i) neither RemainCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of RemainCo, (x) result in a violation of any obligation which RemainCo or any such Subsidiary has to any third party or (y) violate applicable Law, and (ii) neither ElectronicsCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of ElectronicsCo, (x) result in a violation of any obligation which ElectronicsCo or any such Subsidiary has to any third party or (y) violate applicable Law.

(e) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.

(f) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of RemainCo and ElectronicsCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.6 Wrong Pockets; Mail & Other Communications; Payments.

(a) Subject to Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) if at any time within twenty-four (24) months after the Distribution (other than with respect to Intentionally Delayed ElectronicsCo Assets and those certain Assets set forth on Schedule 2.5 in respect of which this covenant shall survive without regard to such twenty-four (24) month limitation until fully performed), any Party discovers that any ElectronicsCo Asset is held by any member of the RemainCo Group or any of its respective then-Affiliates, RemainCo shall, and shall cause the other members of its Group and its and their then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant ElectronicsCo Asset to ElectronicsCo or an Affiliate of ElectronicsCo designated by ElectronicsCo for no additional consideration; or (ii) if at any time within twenty-four (24) months after the Distribution (other than with respect to Intentionally Delayed RemainCo Assets and those certain Assets set forth on Schedule 2.5 in respect of which this covenant shall survive without regard to such twenty-four (24) month limitation until fully performed), any Party discovers that any RemainCo Asset is held by any member of the ElectronicsCo Group or any of its then-Affiliates, ElectronicsCo shall, and shall cause the other members, its Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset to RemainCo or an Affiliate of RemainCo designated by RemainCo for no additional consideration; provided that in the case of clause (i), neither RemainCo nor any of its Affiliates, or in the case of clause (ii), neither ElectronicsCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(b) On and prior to the twenty-four (24) month anniversary following the Distribution, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, or any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Distribution), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable, (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be an ElectronicsCo Asset or RemainCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(c) After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party as provided for in Section 12.6; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against the other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving the other Party (or any member of such other Party’s Group), such Party shall, and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of either Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party or any other member of either Group or any of their respective then-Affiliates for service of process purposes.

(d) After the Distribution, ElectronicsCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to RemainCo (or its designee; provided that such designee shall not result in any member of the ElectronicsCo Group bearing additional Taxes) any monies or checks that have been received by ElectronicsCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a RemainCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the RemainCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the RemainCo Group within seven (7) days).

(e) After the Distribution, RemainCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to ElectronicsCo (or its designee; provided that such designee shall not result in any member of the RemainCo Group bearing additional Taxes) any monies or checks that have been received by RemainCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) an ElectronicsCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the ElectronicsCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the ElectronicsCo Group within seven (7) days).

Section 2.7 Conveyancing and Assumption Instruments.

(a) In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Distribution, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers and Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree; provided that Section 8.4(f) shall apply to each Transfer and Assumption contemplated by this Agreement.

(b) With respect to the transfer, directly or indirectly, in connection with the transactions contemplated hereby, of real property (or any portion thereof) that is, or at any time has been, used for any Industrial Purpose, whether or not of record (the portion of such real property that is or has been used for an Industrial Purpose, the “Transferred Industrial Real Property”), the restrictions set forth on Exhibit A attached hereto (the “Industrial Real Property Restrictions”) shall apply unless (A) the transferee of such Transferred Industrial Real Property reasonably determines that compliance with one or more of the Industrial Real Property Restrictions is not necessary based on the facts and circumstances existing at the time and notifies the applicable transferor thereof, and (B) such transferor consents in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, prior to the Distribution, the transferor of any Transferred Industrial Real Property shall be entitled to, in its reasonable discretion, taking into account applicable Law and practicality, exclude or modify to be less stringent any or all of the Industrial Real Property Restrictions from the respective Conveyancing and Assumption Instrument. With respect to any Transferred Industrial Real Property that constitutes an ElectronicsCo Asset or RemainCo Asset, ElectronicsCo (or the applicable member of its Group) or RemainCo (or the applicable member of its Group), respectively, may, in its discretion, request that the transferor of such Transferred Industrial Real Property remove one or more Industrial Real Property Restrictions in the event that facts and circumstances reasonably warrant such removal, and, provided that the transferor of such Transferred Industrial Real Property consents in writing to such removal (such consent not to be unreasonably withheld, conditioned or delayed), the transferor shall (or if the transferor is a member of a Party’s Group, that Party shall cause such transferor to), at the expense of the requesting Party (or applicable member of its Group), reasonably cooperate to remove such Industrial Real Property Restrictions. Unless and until the Industrial Real Property Restrictions have been removed, each Party shall, and shall cause the other members of its Group and its and their respective transferees to, comply with the Industrial Real Property Restrictions, unless in the reasonable discretion of the Parties, enforcement of the applicable Industrial Real Property Restrictions is not necessary based on the facts and circumstances existing at the time.

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Party (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(d)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by the other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of the other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.

(c) Each of the Parties shall take the actions set forth on Schedule 2.8(c) subject to the terms and conditions therein.

Section 2.9 Novation of Liabilities.

(a) Each Party, at the request of the other Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), in each case for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this

Agreement, or to obtain in writing the unconditional release of the Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). For the purposes of complying with the terms set forth in this Section 2.9, not more than thirty (30) Business Days after the end of each of the first six (6) fiscal quarters after the Distribution, each of ElectronicsCo and RemainCo shall deliver to the other Party a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9(b).

Section 2.10 Guarantees.

(a) (i) RemainCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of ElectronicsCo) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the ElectronicsCo Group, and/or (B) have all members of the ElectronicsCo Group removed or released as guarantor of or obligor for any RemainCo Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the ElectronicsCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, including in respect of the guarantees set forth on Schedule 2.10(a)(i), and (ii) ElectronicsCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of RemainCo) use commercially reasonable efforts to (A) cause a member of the ElectronicsCo Group to be substituted in all respects for a member of the RemainCo Group, and/or (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for any ElectronicsCo Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the ElectronicsCo Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), in each case (clauses (i) and (ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.10(b), no member of the ElectronicsCo Group or RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.

(b) On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the RemainCo Group, ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the ElectronicsCo Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the ElectronicsCo Group, RemainCo Group, and shall cause the other members of the RemainCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the RemainCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If any of RemainCo or ElectronicsCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party whose Group is the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall, or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of RemainCo and ElectronicsCo agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which the other Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until a date not to exceed the fourth (4th) anniversary of the Distribution if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease, and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 3% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter.

(d) Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) ElectronicsCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by RemainCo or other members of the RemainCo Group, on behalf of or in favor of any member of the ElectronicsCo Group or the ElectronicsCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(i) (the “ElectronicsCo CSIs”), as promptly as practicable with Credit Support Instruments from ElectronicsCo or a member of the ElectronicsCo Group as of the Effective Time, and (ii) RemainCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by ElectronicsCo or other members of the ElectronicsCo Group, on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(ii) (the “RemainCo CSIs”), as promptly as practicable with Credit Support Instruments from RemainCo or a member of the RemainCo Group as of the Effective Time:

(i) With respect to any ElectronicsCo CSIs that remain outstanding after the Effective Time (x) ElectronicsCo shall, and shall cause the members of the ElectronicsCo Group to, jointly and severally, indemnify and hold harmless the RemainCo Indemnitees for any Liabilities arising from or relating to the such ElectronicsCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such ElectronicsCo CSIs in accordance with the terms thereof, (y) ElectronicsCo shall pay to RemainCo a fee payable at the end of each calendar quarter based on a rate of 3% per annum on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability), during such quarter of any outstanding ElectronicsCo CSIs issued by RemainCo or any member of the RemainCo Group, respectively, and (z) without the prior written consent of RemainCo, ElectronicsCo shall not, and shall not permit any member of the ElectronicsCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which RemainCo or any member of the RemainCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of RemainCo or the members of the RemainCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the ElectronicsCo Group or the ElectronicsCo Business after the expiration of such ElectronicsCo CSI.

(ii) With respect to any RemainCo CSIs that remain outstanding after the Effective Time (x) RemainCo shall, and shall cause the members of the RemainCo Group to, jointly and severally, indemnify and hold harmless the ElectronicsCo Indemnitees for any Liabilities arising from or relating to the such RemainCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such RemainCo CSIs in accordance with the terms thereof, (y) RemainCo shall pay to ElectronicsCo a fee payable at the end of each calendar quarter based on a rate of 3% per annum on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability) during such quarter of any outstanding RemainCo CSIs issued by ElectronicsCo or any member of the ElectronicsCo Group, respectively, and (z) without the prior written consent of ElectronicsCo, RemainCo shall not, and shall not permit any member of the RemainCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which ElectronicsCo or any member of the ElectronicsCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of ElectronicsCo or the members of the ElectronicsCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business after the expiration of such RemainCo CSI.

Section 2.11 Bank Accounts; Cash Balances.

(a) Each of RemainCo and ElectronicsCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by ElectronicsCo and any other member of the ElectronicsCo Group (collectively, the “ElectronicsCo Accounts”), so that from and after the time of the ElectronicsCo Distribution such ElectronicsCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by RemainCo or any member of the RemainCo Group (collectively, the “RemainCo Accounts”) are de-linked from such ElectronicsCo Accounts.

(b) Each of RemainCo and ElectronicsCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the RemainCo Accounts so that from and after the time of the ElectronicsCo Distribution, such RemainCo Accounts, if currently linked to any ElectronicsCo Account, are de-linked from such ElectronicsCo Accounts.

(c) With respect to any outstanding checks issued by RemainCo, ElectronicsCo or any of the respective members of their Group prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.

Section 2.12 Payment of Specified Transaction Expenses.

(a) At the times set forth on Schedule 2.12(a), RemainCo shall provide ElectronicsCo with a statement of the amounts paid to date by RemainCo (or any other member of the RemainCo Group) in respect of the Specified Transaction Expenses. At the times specified on Schedule 2.12(a), a payment by wire transfer of immediately available funds shall be made as follows in respect of the initial statement (and in respect of subsequent statements, shall be made as set forth on Schedule 2.12(a)):

(i) if the amount of Specified Transaction Expenses paid by RemainCo (or any other member of the RemainCo Group) is greater than the Specified Transaction Expenses Threshold, then an amount equal to such excess shall be paid by ElectronicsCo to one or more accounts designated by RemainCo; and

(ii) if the Specified Transaction Expenses Threshold is greater than the amount of Specified Transaction Expenses paid by RemainCo (or any other member of the RemainCo Group), then an amount equal to such excess shall be paid by RemainCo to one or more accounts designated by ElectronicsCo.

(b) Promptly (but in no event later than ten (10) Business Days) following the Distribution Date, ElectronicsCo shall make a payment of an amount equal to the Applicable ElectronicsCo Percentage, multiplied by the Specified Settlement Expenses by wire transfer of immediately available funds to one or more accounts designated by RemainCo.

(c) For the avoidance of doubt, any payment made pursuant to this Section 2.12 shall be treated, for U.S. federal income tax purposes, as an adjustment to the ElectronicsCo Cash Distribution.

Section 2.13 Disclaimer of Representations and Warranties. EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND ELECTRONICSCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ELECTRONICSCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE

EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1 Certificate of Incorporation; Certificate of Designation; Bylaws. At or prior to the Distribution, all necessary actions shall be taken to adopt the form of Certificate of Incorporation, Certificate of Designation of Series A Preferred Stock, and Bylaws filed by ElectronicsCo with the Commission as exhibits to the ElectronicsCo Form 10.

Section 3.2 Series A Preferred Stock. Prior to the Distribution, (i) ElectronicsCo shall issue to RemainCo one (1) share of ElectronicsCo Series A Preferred Stock and (ii) immediately following such issuance, RemainCo shall contribute such one (1) share of ElectronicsCo Series A Preferred Stock to the Novus 2025 Trust (the “Trust”).

Section 3.3 Directors. At or prior to the Distribution, RemainCo shall take all necessary action to cause the Board of Directors of ElectronicsCo to consist of the individuals identified in the ElectronicsCo Information Statement as directors of ElectronicsCo.

Section 3.4 Officers. At or prior to the Distribution, RemainCo shall take all necessary action to cause the individuals identified as such in the ElectronicsCo Information Statement to be officers of ElectronicsCo as of the Distribution Date.

Section 3.5 Resignations. At or prior to the Distribution, each of RemainCo and ElectronicsCo shall cause all of its employees and all employees of its respective Subsidiaries (excluding any employees of any member of its respective Group) to resign, effective as of the Distribution, from all positions as officers or directors of any member of the other Groups (and any other Person where such position is as a designee or representative of the other Groups) in which they serve.

Section 3.6 Ancillary Agreements. On or prior to the Effective Time, each of RemainCo and ElectronicsCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividends to RemainCo.

(a) In connection with the Distribution, (i) on or prior to the Distribution Date, ElectronicsCo shall issue to RemainCo, as a stock dividend, such number of shares of ElectronicsCo Common Stock (or RemainCo and ElectronicsCo shall take or cause to be taken such other appropriate actions to ensure that RemainCo has the requisite number of shares of ElectronicsCo Common Stock) as will be required so that the total number of shares of ElectronicsCo Common Stock held by RemainCo immediately prior to the Distribution is equal to the total number of shares of ElectronicsCo Common Stock distributable in the Distribution, and (ii) on the Distribution Date, subject to the conditions and other terms set forth in this Article IV, RemainCo shall cause the Agent to distribute all of the then issued and outstanding shares of ElectronicsCo Common Stock to holders of RemainCo Common Stock on the Distribution Record Date, and to credit the appropriate class and number of such shares of ElectronicsCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of ElectronicsCo Common Stock. For stockholders of RemainCo who own RemainCo Common Stock through a broker or other nominee, their shares of ElectronicsCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of RemainCo Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one (1) share of ElectronicsCo Common Stock for every two (2) shares of RemainCo Common Stock held by such stockholder. No action by any such stockholder (or such stockholder’s designated transferee or transferees) shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) ElectronicsCo Common Stock such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. RemainCo stockholders holding a number of shares of RemainCo Common Stock on the Distribution Record Date which would entitle such stockholders to receive less than one whole share of ElectronicsCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of ElectronicsCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of ElectronicsCo Common Stock allocable to each holder of record or beneficial owner of RemainCo Common Stock as of close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ElectronicsCo Common Stock after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes, for applicable Transfer Taxes and for the costs and expenses of such sale and distribution, including brokers fees and commissions. None of RemainCo, ElectronicsCo or the Agent will guarantee any minimum sale price for the fractional shares of ElectronicsCo Common Stock. None of RemainCo or ElectronicsCo will pay any interest on the proceeds from the sale of fractional shares. The Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of RemainCo or ElectronicsCo.

Section 4.3 Sole Discretion of RemainCo. RemainCo shall, in its sole and absolute discretion, determine the Distribution Date and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, RemainCo may, in accordance with Section 12.11, at any time and from time to time until the completion of each Distribution decide to abandon any or all of the Distribution or modify or change the terms of each Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, RemainCo shall have the right not to complete any Distribution if, at any time prior to the Distribution, the Board shall have determined, in its sole discretion, that any Distribution is not in the best interests of RemainCo or its stockholders, that a sale or other alternative is in the best interests of RemainCo or its stockholders or that it is not advisable at that time for the ElectronicsCo Business to separate from RemainCo.

Section 4.4 Conditions to Distribution. Subject to Section 4.3, the obligation of RemainCo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by RemainCo in its sole and absolute discretion, of the following conditions. None of ElectronicsCo or any other member of the ElectronicsCo Group with respect to the Distribution or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination made by RemainCo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the ElectronicsCo Form 10, of which the ElectronicsCo Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the ElectronicsCo Information Statement (or the Notice of Internet Availability of the ElectronicsCo Information Statement) shall have been distributed to holders of RemainCo Common Stock;

(b) the ElectronicsCo Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) RemainCo shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to RemainCo (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with the ElectronicsCo Spin Contribution, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code;

(d) RemainCo shall have received an opinion from the independent appraisal firm set forth on Schedule 4.4(d) or another independent appraisal firm as determined by the Board, in form and substance satisfactory to RemainCo, confirming that (i) following the Distribution, RemainCo, on the one hand, and ElectronicsCo, on the other hand, will be solvent and adequately capitalized, and (ii) RemainCo has adequate surplus under Delaware Law to declare the Distribution, in each of clauses (i) and (ii), after giving effect to the ElectronicsCo Cash Distribution;

(e) no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of RemainCo shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(f) the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as RemainCo, in its sole discretion, shall have determined need not be completed or may be completed after the Effective Time;

(g) the Board shall have declared the Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);

(h) RemainCo shall have elected the board of directors of ElectronicsCo, as described in the ElectronicsCo Form 10, immediately prior to the Distribution;

(i) the directors of RemainCo set forth on Schedule 4.4(i) shall have resigned from the Board effective upon the Distribution;

(j) (i) ElectronicsCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party, and (ii) RemainCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party;

(k) the making of the ElectronicsCo Cash Distribution;

(l) (i) ElectronicsCo shall have issued to RemainCo one (1) share of ElectronicsCo Series A Preferred Stock and (ii) RemainCo shall have contributed such one (1) share of ElectronicsCo Series A Preferred Stock to the Trust; and

(m) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of RemainCo or its stockholders.

Section 4.5 Effectiveness of Distribution. Unless otherwise determined by RemainCo prior to the Distribution, the Distribution shall be deemed to occur at 12:03 AM, New York City Time, on the Distribution Date.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Distribution until the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the third (3rd) anniversary of the Distribution occurs, and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending prior to the Distribution or for any portion of a fiscal year prior to the Distribution, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (y) the preparation and audit of each of the Party’s financial statements for the year ended December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) or amendments thereto, or the printing, filing and public dissemination thereof, and (z) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the year ended December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year); provided that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the third (3rd) anniversary of the Distribution occurs, then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (from time to time following the Distribution), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):

(a) Date of Auditors’ Opinion. (i) ElectronicsCo shall use commercially reasonable efforts to enable its auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Distribution occurs such that they shall date their opinion on the audited annual financial statements on the same date that RemainCo’s auditors date their opinion on RemainCo’s audited annual financial statements, and to enable RemainCo to meet its timetable for the printing, filing and public dissemination of RemainCo’s annual financial statements for such fiscal year, and (ii) RemainCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Distribution occurs such that they shall date their opinion on the audited annual financial statements on the same date that ElectronicsCo’s auditors date their opinion on ElectronicsCo’s audited annual financial statements, and to enable ElectronicsCo to meet its timetable for the printing, filing and public dissemination of ElectronicsCo’s annual financial statements for such fiscal year;

(b) Annual Financial Statements. (i) each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) and for management’s assessment of the effectiveness of such Party’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year), and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required;

(c) Access to Personnel and Records. subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Article IX) and to the extent it relates to the time prior to the Distribution, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments;

(d) Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, to the extent permitted under applicable Law, each Party shall deliver to the other Party a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the related year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and the calendar year proceeding such year, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each Party may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively and reasonably consult with the other Party’s personnel regarding any proposed changes to its respective Public Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures; (ii) each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the ElectronicsCo Form 10 or the Form 8-K to be filed by RemainCo with the Commission on or about the time of each Distribution; and (iii) if any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Public Reports; and

(e) Compensation Programs. to the extent (i) ElectronicsCo’s 2026 proxy statement or Form 10-K for the fiscal year ended December 31 of the calendar year in which the Distribution occurs discusses compensation programs of RemainCo, it shall substantially conform such discussion to RemainCo’s proxy statement and/or Form 10-K for the applicable period; and (ii) RemainCo’s 2026 proxy statement or Form 10-K for the fiscal year ended December 31 of the calendar year in which the Distribution occurs discusses compensation programs of ElectronicsCo, it shall substantially conform such discussion to ElectronicsCo’s proxy statement and/or Form 10-K for the applicable period.

Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.2 Separation of Information.

(a) Except as set forth on Schedule 5.2(a), ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group to, use commercially reasonable efforts to deliver to RemainCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Distribution) all Information that constitutes a RemainCo Asset but is commingled in any member of the ElectronicsCo Group’s current records or archives (whether stored with a third party or directly by any member of the ElectronicsCo Group) (for the avoidance of doubt, ElectronicsCo may redact Information that is an ElectronicsCo Asset to which a member of the RemainCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement or that is not otherwise related to the RemainCo Business); provided that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(b) If RemainCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that RemainCo reasonably believes constitutes a RemainCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the RemainCo Business but is held by or on behalf of any member of the ElectronicsCo Group (or any transferee thereof), ElectronicsCo shall, and shall cause any other applicable member of the ElectronicsCo Group to, request that the archive holder deliver such item to ElectronicsCo for review as soon as reasonably practicable, and ElectronicsCo shall review such request and deliver the requested material to RemainCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, ElectronicsCo shall deliver the material to RemainCo as promptly as reasonably practicable and shall notify RemainCo of the expected timeframe to allow RemainCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a RemainCo Asset (and a member of the RemainCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the RemainCo Business, ElectronicsCo shall not deliver the material to RemainCo, but shall provide RemainCo with an explanation in reasonable detail of such determination and discuss with RemainCo in good faith.

(c) Except as set forth on Schedule 5.2(c), RemainCo shall, and shall cause the other members of the RemainCo Group to, use commercially reasonable efforts to deliver to ElectronicsCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Distribution) all Information that constitutes an ElectronicsCo Asset but is commingled in any member of the RemainCo Group’s current records or archives (whether stored with a third party or directly by any member of the RemainCo Group) (for the avoidance of doubt, RemainCo may redact Information that is a RemainCo Asset to which a member of the ElectronicsCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement or that is not otherwise related to the ElectronicsCo Business); provided that with respect to any Information to which a member of the ElectronicsCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(d) If ElectronicsCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that ElectronicsCo reasonably believes constitutes an ElectronicsCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the ElectronicsCo Business but is held by or on behalf of any member of the RemainCo Group (or any transferee thereof), RemainCo shall, and shall cause any other applicable member of the RemainCo Group to, request that the archive holder deliver such item to RemainCo for review as soon as reasonably practicable, and RemainCo shall review such request and deliver the requested material to ElectronicsCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, RemainCo shall deliver the material to ElectronicsCo as promptly as reasonably practicable and shall notify ElectronicsCo of the expected timeframe to allow ElectronicsCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the ElectronicsCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute an ElectronicsCo Asset (and a member of the ElectronicsCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the RemainCo Business, RemainCo shall not deliver the material to ElectronicsCo, but shall provide ElectronicsCo with an explanation in reasonable detail of such determination and discuss with ElectronicsCo in good faith.

Section 5.3 Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of either Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.

Section 5.4 Cooperation. From the Distribution until the date that is three (3) years following the Distribution, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to (a) provide reasonable cooperation and assistance to the other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization and the transactions contemplated herein and in each Ancillary Agreement (including assisting in the preparation of the Distribution), (b) provide knowledge transfer in reasonable detail at the request of the other Party regarding the Business, Assets or Liabilities of such other Party (for the avoidance of doubt, knowledge transfer is not required pursuant to this Section 5.4(b) with respect to Intellectual Property or Information constituting an Asset of the requested Party’s Group (unless a license or access thereto has been granted to a member of the requesting Party’s Group pursuant to an Ancillary Agreement or Designated Ancillary Agreement (but in such case, Information shall be delivered only to the extent of such license (or to the extent reasonably necessary to exercise such license) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement))), (c) reasonably assist each Party (or member of its respective Group) in the orderly and efficient transition in becoming an independent company, (d) reasonably assist the other Party (or member of its respective Group) to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the Transition Services Agreement or the applicable Site Services Agreements, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity, and (e) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in (i) seeking and obtaining all Consents of Governmental Entities under applicable Law with respect to the transactions contemplated by this Agreement and (ii) gathering, preparing and submitting any Information or documentary material that may be requested by any Governmental Entity in connection with obtaining such Consents, in each case (clauses (a) through (e)), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (or their then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Internal Reorganization (including employee benefits functions, risk management, etc.).

Section 5.5 Permits and Financial Assurance.

(a) Prior to the Distribution, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable (i) the Transfer to the applicable Permit Transferee of all permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, and (ii) the issuance of all permits, including Environmental Permits, necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements. The Permit Transferee shall cooperate with the Permit Transferor with respect to the filing of such transfer or reissuance requests, including executing any necessary forms as required and providing Information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer or reissuance request. Following the Distribution, notwithstanding Section 2.6, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any Information necessary to allow the Permit Transferee to apply to the applicable Governmental Entity for issuance of a new permit, including Environmental Permits, to the Permit Transferee, to the extent that such application was not submitted prior to the Distribution pursuant to this Section 5.5(a), (B) of the type in clauses (i) and (ii) above, maintain each permit, including any Environmental Permit, that was not Transferred to the Permit Transferee prior to the Distribution (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own permits, including any Environmental Permit) and taking into account the transactions contemplated by this Agreement, until such time as the permit has been transferred or reissued to the Permit Transferee; provided that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided that (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A) and (B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) and (D) shall be borne solely by the Permit Transferee. Following the Distribution, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article VIII for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a Permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 5.5(a) of a Permit Transferor or

Permit Transferee that (x) is a member of the RemainCo Group shall constitute RemainCo Liabilities, and (y) is a member of the ElectronicsCo Group shall constitute ElectronicsCo Liabilities. Notwithstanding Section 2.5 or Section 2.6, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) which are related to both of the RemainCo Business and ElectronicsCo Business (a “Shared Permit”), the holder of such Shared Permit shall be entitled to elect whether to (I) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designed by such Party) and procure for itself any new Permits or (II) procure the issuance for the other Party of such new Permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements); provided that, in each case, and for the avoidance of doubt, if there is any delay in the Transfer or procurement of such Permit, clauses (A) through (D) of this Section 5.5(a) shall continue to apply.

(b) Subject to Article VIII, as required by applicable Law and as soon as practicable after the Distribution, but in any event no later than thirty (30) days after the Distribution unless otherwise permitted under applicable Law, each of ElectronicsCo and RemainCo, as the case may be, shall, or shall cause another member of its Group to, submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, to replace the financial assurance provided by members of the other Party’s Groups in respect of Environmental Liabilities that constitute ElectronicsCo Liabilities or RemainCo Liabilities, respectively, pursuant to such Laws. A schedule of the financial assurance related to Environmental Liabilities required to be obtained by each of the ElectronicsCo Group and RemainCo Group as of the date of this Agreement is set forth on Schedule 5.5(b). Subject to Article VIII, to the extent that the Environmental Liability underlying such financial assurance is an ElectronicsCo Liability or RemainCo Liability, ElectronicsCo or RemainCo, respectively, shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.

Section 5.6 Inventor Remuneration. Each Party shall, and shall cause the members of its respective Group (as applicable) to, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Effective Time, to take, or cause to be taken, and without any further consideration, from and after the Effective Time to provide assistance and deliver, and cause to be delivered, all information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (a) the Inventor Remuneration due to each such inventor, (b) the calculations of such Inventor Remuneration, (c) the last available contact information of each such inventor, (d) when such Inventor Remuneration is or was due to be paid, (e) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (f) any pending or threatened Action arising out of such Inventor Remuneration. From and after the Distribution, at the request of a Party, the other Party shall, and shall cause the other members of its Group to, reasonably cooperate to maintain such information as confidential, including by permitting such information to be provided directly to the inventor and permitting a Party or a member of its Group to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

Section 5.7 Certain Covenants. Each of the Parties shall take the actions set forth on Schedule 5.7 subject to the terms and conditions therein.

ARTICLE VI

PRIOR TRANSACTION AGREEMENTS

Section 6.1 No Assignment. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, no member of the RemainCo Group shall have any obligation pursuant to this Agreement or the Ancillary Agreements to assign or use any level of effort to attempt to assign or otherwise Transfer any Prior Transaction Agreement, in full or in part, or any rights thereunder to any member of the ElectronicsCo Group other than (a) the ElectronicsCo Specified Prior Transaction Agreements (which are subject to Section 2.5) and (b) the Severable Prior Transaction Agreements (which are subject to Section 2.2(d)). For the avoidance of doubt, RemainCo may elect in its reasonable discretion and in consultation with ElectronicsCo to partially assign any Prior Transaction Agreement to effectuate the intent of this Article VI (but at all times subject to the terms of this Article VI, including the limitations set forth in Section 6.2(b)).

Section 6.2 ElectronicsCo Enforcement.

(a) Subject to Section 6.2(b) and Article VII, unless the benefits of a Shared Prior Transaction Agreement are conveyed to ElectronicsCo (or a member of the ElectronicsCo Group) pursuant to an Ancillary Agreement, from and after the Distribution, RemainCo shall (or shall cause the applicable member of the RemainCo Group to), at RemainCo’s election, either (i) enforce, or shall cause the applicable member of the RemainCo Group to enforce, at ElectronicsCo’s request, or (ii) allow ElectronicsCo or another member of the ElectronicsCo Group to enforce in a commercially reasonable manner, any and all rights of any member of the RemainCo Group (after giving effect to the Distribution) under any and all Shared Prior Transaction Agreements to the extent related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable (and ElectronicsCo shall (A) directly bear the out-of-pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of the ElectronicsCo Group, (B) indemnify the RemainCo Indemnitees against any Indemnifiable Losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of the ElectronicsCo Group, and (C) for the avoidance of doubt, be entitled to any recovery to the extent (I) related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, and (II) related to, arising out of or resulting from such enforcement). Notwithstanding anything in this Agreement to the contrary (including the definition of “ElectronicsCo Assets”), under no circumstances will ElectronicsCo or any member of the ElectronicsCo Group be entitled to any right, interest or benefit under any Shared Prior Transaction Agreement or to compel any enforcement thereof except, in each case, (x) the ElectronicsCo Vested Prior Transaction Rights and (y) as set forth in this Section 6.2, in each case, subject to Article VII.

(b) Notwithstanding Section 6.2(a):

(i) no member of the RemainCo Group shall have any obligation to any ElectronicsCo Indemnitee or any of their respective then-Affiliates to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to enforce any Shared Prior Transaction Agreement;

(ii) no member of the ElectronicsCo Group shall have any right to, and no member of the RemainCo Group shall have any obligation to any member of the ElectronicsCo Group (or any other ElectronicsCo Indemnitee) to, exercise any rights or enforce any obligations relating to, arising out of or resulting from the “Contingent Claim Committee” (as defined in the DWDP SDA), “Shared Historical DuPont Claim Committee” (as defined in the DWDP SDA) or any of the provisions set forth on Schedule 6.2(b)(ii); and

(iii) no member of the ElectronicsCo Group shall have any right to, and no member of the RemainCo Group shall have any obligation to any member of the ElectronicsCo Group (or any other ElectronicsCo Indemnitee) to, exercise any rights or enforce any obligations under any Shared Prior Transaction Agreements, including by commencing or maintaining any Action against any third party to enforce (or to allow any member of the ElectronicsCo Group to enforce) any Shared Prior Transaction Agreement if, in the good faith judgment of RemainCo (or if such member of RemainCo Group is not an Affiliate of RemainCo at such time, such member of the RemainCo Group), exercising any such rights or enforcing any such obligations (including, with respect to any Action, the commencement, maintenance or resolution thereof by order, judgment, settlement or otherwise) would reasonably be expected to (A) materially and adversely impact the conduct of the RemainCo Business or result in a material adverse change to any member of the RemainCo Group at shared locations where any member of the “MatCo Group” (as defined in the DWDP SDA) and any member of the RemainCo Group or any member of the “AgCo Group” (as defined in the DWDP SDA) and any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, or (B) result in a material adverse effect on the financial condition or results of operations of RemainCo and its Subsidiaries (or if such member of RemainCo Group is not an Affiliate of RemainCo at such time, such member of the RemainCo Group and its then-Affiliates) at such time or the RemainCo Business conducted thereby at such time, taken as a whole, and in the case of both clauses (A) and (B), such material adverse effect would reasonably be expected to be greater with respect to the RemainCo Group, taken as a whole, than the effect on the ElectronicsCo Group, taken as a whole; provided, however, that ElectronicsCo may request that RemainCo commence or maintain an Action (and/or cause the applicable member of the RemainCo Group party to such Shared Prior Transaction Agreement to commence or maintain an Action), which request shall be considered in good faith by RemainCo; provided, further, that RemainCo’s good faith determination not to commence or maintain an Action shall not in and of itself constitute a breach of this Section 6.2, but the foregoing shall not preclude consideration of RemainCo’s good faith for purposes of determining compliance with this Section 6.2.

(c) Subject to Article VII, from and after the Distribution, RemainCo shall not, and shall cause the other applicable members of the RemainCo Group not to, without the consent of ElectronicsCo (such consent not to be unreasonably withheld, conditioned or delayed), as applicable, (i) waive any rights under such Shared Prior Transaction Agreement to the extent related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, of such other Party, (ii) terminate (or consent to be terminated by the counterparty) such Shared Prior Transaction Agreement except in connection with (A) the expiration of such Shared Prior Transaction Agreement in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Prior Transaction Agreement in accordance with the terms of such Shared Prior Transaction Agreement is expressly permitted) or (B) a partial termination of such Shared Prior Transaction Agreement that would not reasonably be expected to impact any rights under such Shared Prior Transaction Agreement related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, or (iii) amend, modify or supplement such Shared Prior Transaction Agreement in a manner (A) material (relative to the existing rights and obligations related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, under such Shared Prior Transaction Agreement) and adverse to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, and (B) disproportionate in the impact incurred by the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, under such Shared Prior Transaction Agreement (relative to the existing rights and obligations related to the ElectronicsCo Business, ElectronicsCo Assets or ElectronicsCo Liabilities, as applicable, under such Shared Prior Transaction Agreement) compared to the impact incurred by the RemainCo Business, RemainCo Assets or RemainCo Liabilities under such Shared Prior Transaction Agreement (relative to the existing rights and obligations related to the RemainCo Business, RemainCo Assets or RemainCo Liabilities under such Shared Prior Transaction Agreement).

(d) Subject to Article VII, from and after the Distribution, if a member of a Group (the “Prior Transaction Agreement Notice Recipient”) receives from a counterparty to a Shared Prior Transaction Agreement a formal notice of breach of such Shared Prior Transaction Agreement that would reasonably be expected to impact the other Group, the Prior Transaction Agreement Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice), and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If RemainCo or another member of the RemainCo Group (the “Prior Transaction Agreement Notifying Party”) sends to a counterparty to a Shared Prior Transaction Agreement a formal notice of breach of such Shared Prior Transaction Agreement that would reasonably be expected to impact the ElectronicsCo Group, the Prior Transaction Agreement Notifying Party shall provide written notice to ElectronicsCo as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Distribution, no Party shall (and each Party shall cause the other members of its Group not to) breach any Shared Prior Transaction Agreement to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Prior Transaction Agreement) pursuant to (x) such Shared Prior Transaction Agreement, or (y) any other Contract with the third party counterparty to such Shared Prior Transaction Agreement (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Prior Transaction Agreement.

Section 6.3 ElectronicsCo Obligations. ElectronicsCo shall, or shall cause the applicable member of its Group to, pay, perform and discharge fully all of the obligations and Liabilities of any member of any Party’s Group under the Prior Transaction Agreements to the extent constituting an ElectronicsCo Liability, and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and Liabilities related to the ElectronicsCo Business or an ElectronicsCo Asset, as applicable, or any obligation that RemainCo is obligated to cause its Affiliates to perform as if it were a party thereto. To the extent any such performance by ElectronicsCo is not permitted by any applicable counterparty under the terms of any applicable Prior Transaction Agreement, and subject to any separate arrangement reached in any Ancillary Agreement, RemainCo shall continue to pay, perform and discharge fully all such obligations in coordination with and at ElectronicsCo’s direction, and any and all costs, expenses and Liabilities incurred by RemainCo or its Affiliates in connection with the performance by RemainCo or its Affiliates of its obligations under this Section 6.3 shall be borne solely by ElectronicsCo.

Section 6.4 Access to Accessible DWDP/Neptune Insurance Policies for Pre-Distribution Matters.

(a) In furtherance and not in limitation of this Article VI but subject to Article VII, with respect to Liabilities of RemainCo and its Subsidiaries immediately prior to the Distribution that (x) constitute ElectronicsCo Liabilities (other than those incurred by a member of the RemainCo Group) or (y) are otherwise incurred by a member of the ElectronicsCo Group, in each case to the extent related to or arising from occurrences, acts, omissions or other matters prior to the Distribution Date, and to the extent any rights to insurance coverage applicable to those Liabilities are available under any Accessible DWDP/Neptune Insurance Policy and access to such Accessible DWDP/Neptune Insurance Policy is available to “SpecCo” (as defined in the DWDP SDA) and members of the “SpecCo Group” (as defined in the DWDP SDA) pursuant to Article XI of the DWDP SDA or “Remainco” (as defined in the Neptune SDA) and members of the “Remainco Group” (as defined in the Neptune SDA) pursuant to Article X of the Neptune SDA, and subject to the terms and conditions of the Accessible DWDP/Neptune Insurance Policy:

(i) any rights to such insurance coverage earlier assigned to the RemainCo Group pursuant to the DWDP SDA or Neptune SDA are hereby assigned by RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the ElectronicsCo Group on that same date, to the extent permissible under the DWDP SDA, the Neptune SDA and any Accessible DWDP/Neptune Insurance Policy, as applicable; and

(ii) to the extent permitted under such Accessible DWDP/Neptune Insurance Policy, the DWDP SDA and the Neptune SDA, as applicable, RemainCo shall, or shall cause the applicable member of its Group to, provide the applicable member of the ElectronicsCo Group with, from and after the Distribution Date, access to and the right to make claims under, the applicable Accessible

DWDP/Neptune Insurance Policy; provided that such access to, and the right to make claims under, such Accessible DWDP/Neptune Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any notice or reporting requirements under the occurrence-reported excess general liability insurance policies, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses and subject to the terms of the DWDP SDA and Neptune SDA, as applicable, and shall be subject further to the following:

(A) to the extent permitted under such Accessible DWDP/Neptune Insurance Policy, the DWDP SDA and the Neptune SDA, as applicable, the applicable member of the ElectronicsCo Group shall be responsible for the submission, administration and management of any such claims under such Accessible DWDP/Neptune Insurance Policy; provided that ElectronicsCo shall provide reasonable written notice to RemainCo, or the applicable member of its Group, prior to submitting any such claim;

(B) if such Accessible DWDP/Neptune Insurance Policy, the DWDP SDA or the Neptune SDA, as applicable, does not permit the applicable members of the ElectronicsCo Group to directly submit claims thereunder, ElectronicsCo shall, or shall cause the applicable member of its Group to, report any such claims under such Accessible DWDP/Neptune Insurance Policy as soon as reasonably practicable to RemainCo, and RemainCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable insurer(s) on behalf of the applicable member of the ElectronicsCo Group, to the extent permitted by the DWDP SDA, the Neptune SDA and the Accessible DWDP/Neptune Insurance Policy, as applicable; provided that with respect to any such claims, ElectronicsCo (or the applicable member of its Group) shall (I) be responsible for (1) the preparation of any documents that are required for the submission of such claims and (2) the administration and management of such claims after submission, and (II) provide RemainCo, or the applicable member of its Group, with such documents or other information necessary for the submission of such claims by RemainCo, or the applicable member of its Group, on behalf of ElectronicsCo or the applicable member of its Group;

(C) the members of the RemainCo Group shall reasonably cooperate with the applicable members of the ElectronicsCo Group in the pursuit of any such claims under such Accessible DWDP/Neptune Insurance Policies, including by providing the applicable members of the ElectronicsCo Group with commercially reasonable access to the applicable Accessible DWDP/Neptune Insurance Policy(ies) upon the written request of ElectronicsCo and promptly remitting insurance proceeds to the applicable members of the ElectronicsCo Group;

(D) ElectronicsCo (or the applicable member of its Group) shall be responsible for any payments to the applicable Accessible DWDP/Neptune Insurance Policy insurer(s) under such Accessible DWDP/Neptune Insurance Policy relating to ElectronicsCo’s (or the applicable member of its Group’s) claims submissions, and shall indemnify, hold harmless and reimburse RemainCo (and the applicable member of its Group) for any losses, liabilities, costs or expenses incurred or payable by RemainCo (or any member of its Group) to the extent resulting from any access to, or any claims made by ElectronicsCo (or any member of its Group) under, any such Accessible DWDP/Neptune Insurance Policy in accordance with this Article VI, the DWDP SDA and the Neptune SDA (with respect to ElectronicsCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by ElectronicsCo (or a member of its Group), or its or their employees or third parties;

(E) ElectronicsCo (or the applicable member of its Group) shall bear (and none of the RemainCo Group shall have any obligation to repay or reimburse the ElectronicsCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims directly or indirectly made by ElectronicsCo (or any members of its Group) under such Accessible DWDP/Neptune Insurance Policy (unless otherwise constituting a RemainCo Liability); and

(F) no member of the ElectronicsCo Group, in connection with making a claim under any such Accessible DWDP/Neptune Insurance Policy pursuant to this Article VI and Section 6.4, shall take any action or fail to take any action that the ElectronicsCo Group member reasonably determines would be reasonably likely to (I) have a material adverse impact on the then-current relationship between any member of the RemainCo Group, “AgCo Group” (as defined in the DWDP SDA), “MatCo Group” (as defined in the DWDP SDA) or “Spinco Group” (as defined in the Neptune SDA), on the one hand (as applicable), and the applicable Insurer(s), on the other hand; (II) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the RemainCo Group, “AgCo Group” (as defined in the DWDP SDA), “MatCo Group” (as defined in the DWDP SDA) or “Spinco Group” (as defined in the Neptune SDA) under such policy (as applicable); (III) otherwise materially compromise, jeopardize or interfere with the rights of any member of the RemainCo Group, “AgCo Group” (as defined in the DWDP SDA), “MatCo Group” (as defined in the DWDP SDA) or “Spinco Group” (as defined in the Neptune SDA) (as applicable) under such policy; or (IV) otherwise materially compromise or impair the ability of RemainCo, “AgCo” (as defined in the DWDP SDA), “MatCo” (as defined in the DWDP SDA) or “Spinco” (as defined in the Neptune SDA) to enforce its rights with respect to any indemnification under or arising out of this Agreement, the DWDP SDA or the Neptune SDA, as applicable, and RemainCo shall have the right to cause ElectronicsCo to desist, or cause any other member of the ElectronicsCo Group to desist, from any action that RemainCo reasonably determines would compromise or impair its rights in accordance with this clause (IV) or the rights of “MatCo” (as defined in the DWDP SDA), “AgCo” (as defined in the DWDP SDA) or “Spinco” (as defined in the Neptune SDA), as applicable.

(b) Nothing contained in this Agreement or Section 6.4 shall be considered an assignment or attempted assignment of any insurance policy in its entirety (as opposed to an assignment of rights and proceeds under a policy) or of the DWDP SDA or Neptune SDA, in whole or in part, nor is it considered to be itself a contract of insurance, and further, this Agreement shall not be construed to waive any right or remedy of any Party or any members of their respective Groups under or with respect to any Accessible DWDP/Neptune Insurance Policy and related programs, or any other contract or policy of insurance, and any Party or any member of their respective Groups reserve all their rights thereunder.

(c) Subject to Article VII, in the event of any Action by or against members of both Groups to recover Insurance Proceeds under an Accessible DWDP/Neptune Insurance Policy with respect to claims that relate to the same or related occurrences, acts, omissions or other matters, to the extent permitted by the DWDP SDA, Neptune SDA and applicable Law, RemainCo or ElectronicsCo (or the applicable member of their respective Groups), as applicable, may jointly prosecute or defend any such Action, in which case each Party shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct such joint prosecution or defense.

(d) Notwithstanding the foregoing in this Article VI and Section 6.4, and for the avoidance of doubt, at no time shall RemainCo or any member of the RemainCo Group be required or obligated to provide any benefit to ElectronicsCo or any member of its Group under, or otherwise take any action under this Agreement with respect to, any Accessible DWDP/Neptune Insurance Policy to the extent not otherwise permitted or available to RemainCo under the DWDP SDA or Neptune SDA.

ARTICLE VII

LEGACY LIABILITIES

Section 7.1 Legacy Liabilities. Except as otherwise expressly set forth in this Article VII and without limiting the indemnification provisions of Article VIII, each of the Parties shall be responsible for its respective Applicable Percentage of any costs and expenses (in addition to, without duplication, each such Party’s share of any Indemnifiable Losses in respect of any such Legacy Liabilities pursuant to and in accordance with the relevant provisions of Article VIII) related to, arising out of, or resulting from any Legacy Liability. Such costs and expenses (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to RemainCo, as applicable, with respect to any Third Party Claim that is a Legacy Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by RemainCo) to be posted by RemainCo in respect of any claim) shall be included in the calculation of the amount of the applicable Legacy Liability in determining the reimbursement obligations of the other Party with respect thereto. In furtherance of the foregoing, each Party shall be entitled to reimbursement by the other Party (in an amount equal to their respective Applicable Percentages) of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Legacy Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Legacy Liability) related to, arising out of or resulting from defending, managing or providing assistance to RemainCo, as applicable, with respect to any such Legacy Liability from the applicable Parties, from time to time when invoiced, in advance of a final determination or resolution of any Action related to a Legacy Liability. Any amounts owed in respect of any Legacy Liabilities, whether pursuant to this Article VII or in respect of Indemnifiable Losses pursuant to Article VIII, shall be remitted promptly to the Party owed such amount or the relevant third party to which such Liability is owed, at the sole discretion of RemainCo, after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party owing such amount. It shall not be a defense to any obligation by ElectronicsCo to pay any amounts, whether pursuant to this Article VII or in respect of Indemnifiable Losses pursuant to Article VIII, in respect of any Legacy Liability that (a) ElectronicsCo was not consulted in the defense or management thereof, (b) ElectronicsCo’s views or opinions as to the conduct of such defense were not accepted or adopted, (c) ElectronicsCo does not approve of the quality or manner of the defense thereof, (d) such Legacy Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if such settlement was effected without the consent or over the objection of ElectronicsCo), (e) such liability does not constitute a Legacy Liability (which shall be subject to Section 7.2(e)), or (f) any other similar arguments are made.

Section 7.2 Management of Legacy Liabilities.

(a) Notwithstanding anything to the contrary in Section 7.1 and subject to Section 7.2(b), RemainCo has and shall have, on behalf of (x) itself and the other members of the RemainCo Group, and (y) ElectronicsCo and the other members of the ElectronicsCo Group and its and their past, present and future Affiliates (for which RemainCo has and shall have power of attorney), and ElectronicsCo, on behalf of itself and the other members of the ElectronicsCo Group (and its and their past, present and future Affiliates), hereby irrevocably grants to RemainCo, coupled with an interest, sole and exclusive authority to (i) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any Contract (including Contracts with third parties and those Contracts listed on Schedule 7.2(a)) related to Legacy Liabilities) with respect to any Action or Third Party Claim related to, arising out of or resulting from any Legacy Liability; (ii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any Policies (whether any such Policy is in existence or in effect, prior to, at or following the time of the Distribution) related to, arising out of or resulting from any Legacy Liability; and (iii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify any members of the ElectronicsCo Group, the RemainCo Group, or any of their respective past, present or future Affiliates, against any Indemnifiable Losses or other Liabilities related to, arising out of or resulting from any Legacy Liability, including any claims against third parties pursuant to the indemnification provisions of the Prior Transaction Agreements, in each of clauses (i), (ii) and (iii), including any Action or Third Party Claim related to, arising out of or resulting from (A) any alleged Liability that, if determined to be true, would constitute a Legacy Liability, and (B) any other Liability that RemainCo believes in good faith would constitute a Legacy Liability, in each case, until such time as an Arbitral Tribunal finally determines (in accordance with Article X) that such Liability does not constitute a Legacy Liability pursuant to this Agreement. For the avoidance of doubt, the consent of ElectronicsCo or the other members of the ElectronicsCo Group shall not be required in respect of the matters or actions (or inactions) described in this Section 7.2(a).

(b) RemainCo shall on a monthly basis, or if a material development occurs (including if a settlement proposal has been made) as soon as reasonably practicable (and, in any event, no later than five (5) Business Days) thereafter, inform ElectronicsCo of the status of and developments relating to any matter involving a Legacy Liability and provide copies of any material document, notices or other materials related to such matters; provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII or under Article VIII except and solely to the extent that such Party (or a member of its Group) shall have been actually prejudiced as a result of such failure. ElectronicsCo shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate fully with RemainCo in its management of any of such Legacy Liability, including with respect to any action (including the commencement of any Action) by RemainCo (or any member of its Group and its and their respective then-Affiliates) and omitting from taking any action that would be reasonably likely to interfere with or adversely affect the rights and powers of RemainCo pursuant to this Article VII, and shall take such actions in connection therewith that RemainCo reasonably requests (including providing access to ElectronicsCo’s Records and employees (and those of the other members of its Group and its and their respective then-Affiliates) as set forth in Section 7.3).

(c) The maximum amount of Liability (including the costs of defense thereof) that any Party shall have with respect to any Legacy Liability shall be capped at its respective Applicable Percentage of any final settlement, resolution or disposition (including the costs of defense thereof) of any Action or Third Party Claim with respect to such Legacy Liability, and the costs and expenses incurred in respect of such Legacy Liability to the date of such final settlement, resolution or disposition (in respect of such Action or Third Party Claim, the “Cap”); provided that the Cap in respect of such Action or Third Party Claim shall not apply to any additional Legacy Liability arising or relating to a different Action or Third Party Claim notwithstanding that the subject matter of any such different Action or Third Party Claim may relate or be similar to, or the same as, such first Action or Third Party Claim.

(d) In the event RemainCo disputes whether any Liability constitutes a Legacy Liability, RemainCo may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that RemainCo commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article X), it is determined that such Liability does not constitute a Legacy Liability and that such Liability constitutes an ElectronicsCo Liability pursuant to the provisions of this Agreement, RemainCo shall cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to ElectronicsCo (unless otherwise agreed in writing by ElectronicsCo and RemainCo). In such event, ElectronicsCo shall promptly indemnify or reimburse, as applicable, RemainCo for all out-of-pocket costs and expenses incurred by the RemainCo Indemnitees to such date in connection with the prosecution or assertion of such claim or right.

(e) In the event ElectronicsCo disputes whether any Liability constitutes a Legacy Liability, it shall remit to RemainCo or the relevant third party to which such Liability is owed, at the sole discretion of RemainCo, all amounts invoiced by a RemainCo Indemnitee relating to such Liability in accordance with this Article VII, until it is finally determined by an Arbitral Tribunal (in accordance with Article X) that such Liability does not constitute a Legacy Liability, provided that RemainCo (i) has provided ElectronicsCo with written notice of the required indemnification in good faith and (ii) has paid or will substantially concurrently pay its Applicable Percentage of such Liability. Provided that ElectronicsCo has paid such amounts owed and invoiced, then ElectronicsCo may, but shall not be obligated to, commence prosecution or other assertion of a claim that such Liability is not a Legacy Liability in accordance with Article X. In the event that ElectronicsCo commences any such prosecution or assertion and, upon resolution of the dispute (in accordance with Article X), it is determined that such Liability does not constitute a Legacy Liability, then RemainCo shall promptly indemnify or reimburse, as applicable, ElectronicsCo any amounts invoiced to and remitted by ElectronicsCo relating to such Liability.

Section 7.3 Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by RemainCo. In connection with the matters set forth in Section 7.2, ElectronicsCo shall make readily available to and afford to RemainCo and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties and Information of ElectronicsCo and the members of its Group insofar as such access relates to the relevant Legacy Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 7.3(b) may require a significant time commitment on the part of ElectronicsCo’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VII. Nothing in this Section 7.3(a) shall require ElectronicsCo to violate any Law or any Contract with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that access to or the provision of any such Information would violate a Contract with a third party, ElectronicsCo shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such Information.

(b) Certain Services. ElectronicsCo shall make available to RemainCo, upon reasonable written request, ElectronicsCo’s and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Legacy Liabilities to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Legacy Liability.

(c) Costs and Expenses Relating to Access by RemainCo. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 7.3 shall be at no additional cost or expense of RemainCo or ElectronicsCo (other than for (i) actual out-of-pocket costs and expenses which shall be allocated as set forth in Section 7.1 and (ii) costs incurred directly or indirectly by ElectronicsCo affording such access and other services which shall be the responsibility of ElectronicsCo).

Section 7.4 Notice Relating to Legacy Liabilities.

(a) In the event that ElectronicsCo or any member of its Group (or any of their respective then-Affiliates), becomes aware of any matter reasonably relevant to RemainCo’s ongoing or future management, prosecution, defense and/or administration of any Legacy Liability, ElectronicsCo shall promptly (but in any event within fifteen (15) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify RemainCo of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII or under Article VIII except and solely to the extent that such Party (or a member of its Group) shall have been actually prejudiced as a result of such failure.

(b) In the event that any of the Parties disagrees whether a claim, obligation or Liability is a Legacy Liability or whether such claim, obligation or Liability constitutes a Liability allocated to one of the Parties (or its Group) pursuant to this Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X.

Section 7.5 Cooperation with Governmental Entity. If, in connection with any Legacy Liability, ElectronicsCo (or any member of its Group or its or their respective then-Affiliates) is required by Law to respond to and/or cooperate with a Governmental Entity, ElectronicsCo (and/or any applicable member of its Group and any of its or their respective and applicable then-Affiliates) shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with RemainCo of such Legacy Liability; provided that to the extent such consultation was not practicable, ElectronicsCo shall promptly inform RemainCo of such cooperation and/or response to the Governmental Entity and the subject matter thereof.

Section 7.6 Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Legacy Liability (as provided in this Article VII and in Article VIII), then the non-defaulting Party shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Legacy Liability (both for past and future obligations) and the non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable SOFR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment (or the maximum legal rate, whichever is lower).

Section 7.7 Conflict. In the event of any conflict between Article VII, on the one hand, and Article VI, Article VIII, Article IX or Article XI, on the other hand, with respect to the matters therein, the terms and conditions of Article VII shall govern, except for Sections 8.10 and 8.11.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VIII, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) do hereby irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall, remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Internal Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(b) Nothing contained in this Agreement, including Section 8.1(a) or Section 2.4, shall impair or otherwise affect any right of any Party, any member of either Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that continue in effect after the Distribution pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to ElectronicsCo, any ElectronicsCo Liability, and (B) with respect to RemainCo, any RemainCo Liability;

(ii) any Legacy Liability;

(iii) any Specified DuPont Shared Liabilities;

(iv) any Liability under any Other Surviving Intergroup Account;

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and Article VIII, as applicable, or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of the Ancillary Agreement; or

(vi) any Liability the release of which would result in a release of any Person other than the Persons released in Section 8.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 8.1(a) with respect to such Liability.

In addition, nothing contained in Section 8.1(a) shall release (x) RemainCo from indemnifying any director, officer or employee of ElectronicsCo who was a director, officer or employee of RemainCo or any of its Subsidiaries on or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Action is an ElectronicsCo Liability, ElectronicsCo shall indemnify RemainCo for such Liability (including RemainCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII, and (y) ElectronicsCo from indemnifying any director, officer or employee of RemainCo who was a director, officer or employee of ElectronicsCo or any of its Subsidiaries on or prior to the Distribution, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Action is a RemainCo Liability, RemainCo shall indemnify ElectronicsCo for such Liability (including ElectronicsCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII.

(c) From and after the time of the Distribution, each Party shall not, and shall not permit any member of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence any (or fail to withdraw any previously existing) Action asserting any claim, demand or offset, including any claim for indemnification, against the other Party or any member of such other Party’s Group, or any other Person released pursuant to Section 8.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 8.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for, at the time of the Distribution, a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution, whether known or unknown, between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution), except as specifically set forth in Sections 8.1(a) and 8.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2 Indemnification by RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Distribution, RemainCo shall, and shall cause the other members of the RemainCo Group to, indemnify, defend and hold harmless the ElectronicsCo Indemnitees from and against any and all Indemnifiable Losses of the ElectronicsCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the RemainCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a RemainCo Liability or (b) any breach by RemainCo of any provision of this Agreement.

Section 8.3 Indemnification by ElectronicsCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Distribution, ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group to, indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the ElectronicsCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute an ElectronicsCo Liability or (b) any breach by ElectronicsCo of any provision of this Agreement.

Section 8.4 Procedures for Third Party Claims.

(a) If a claim or demand is made against a RemainCo Indemnitee or an ElectronicsCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the ElectronicsCo Group or RemainCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article VIII to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within ten (10) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If ElectronicsCo shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Legacy Liability, ElectronicsCo shall give RemainCo (in accordance with Article VII) written notice thereof within ten (10) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations under this Article VIII except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, as applicable, to RemainCo for a Third Party Claim which may reasonably be determined to be a Legacy Liability), as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), (iii) a Legacy Liability (the defense of which shall be controlled by RemainCo as provided for in Article VII) or (iv) any Liabilities relating to, arising out of or resulting from any Specified Transaction Expenses or the matters related thereto (the defense of which shall be controlled by RemainCo), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives prior written notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 8.4(a); provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim pursuant to this Section 8.4(b) to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (I) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (II) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (III) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of any bonds or other security required in connection with the defense of such Third Party Claim. Notwithstanding anything in this Section 8.4 to the contrary, for the avoidance of doubt, the defense of any Third Party Claims in respect of Legacy Liabilities shall be controlled by RemainCo in accordance with Article VII.

(c) Other than in the case of a Legacy Liability or a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 8.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Other than any Third Party Claim that is in respect of a Legacy Liability, which shall be governed by Article VII, no Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of a Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim (except for any Third Party Claim that is in respect of a Legacy Liability, which with respect to the subject matter of this Section 8.4(e), shall be governed by Article VII), the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f) Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (x) actions for specific performance or injunctive or other equitable relief pursuant to Section 12.19, and (y) the indemnification provisions in Section 2.2(d), Section 2.5(c), Section 2.10, Section 5.5, Section 6.2 and Section 6.4, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption

Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (ii) each Party and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party; (iii) none of the Parties, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (v) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any Party or party thereto, after the consummation of the Distribution, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the transactions contemplated by this Agreement (including the Internal Reorganization and Distribution), the Parties may also bring claims arising under the Tax Matters Agreement under and in accordance with the Tax Matters Agreement and claims arising under the Employee Matters Agreement under and in accordance with the Employee Matters Agreement. Each Party shall cause the members of its Group to comply with this Section 8.4(f).

(g) The provisions of this Article VIII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 8.4 to give a notice with respect to the existence of any Third Party Claim that exists as of the Effective Time. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly RemainCo Liabilities and partly ElectronicsCo Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter of such allocation pursuant to the procedures set forth in Article X. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against the other Party or any members of the other Group in an Action in which a Third Party Claim is being resolved.

(h) This Section 8.4, Section 8.5 and Section 8.6 shall not apply to Tax Contests, which shall be governed exclusively by the Tax Matters Agreement, or Legacy Liabilities, which shall be governed exclusively by Article VII.

Section 8.5 Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 8.6 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim (other than in respect of a Legacy Liability) that implicates both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, the Parties agree to, and shall cause the members of such Parties’ respective Group to, use reasonable best efforts to cooperate fully (including providing signatures required in connection with the resolution of any Third Party Claim in accordance with Section 8.4 and this Section 8.6) and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 8.6 shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 8.4.

(b) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of RemainCo, significantly and adversely impact the conduct of the RemainCo Business or result in a significant adverse change to any member of the RemainCo Group at shared locations where any member of the ElectronicsCo Group and any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, RemainCo shall have, at RemainCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the ElectronicsCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that RemainCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the ElectronicsCo Group of any Information relating to any current or former officer or director of any member of the RemainCo Group, such Information will only be submitted in a form approved by RemainCo in its reasonable discretion, and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of ElectronicsCo, significantly and adversely impact the conduct of the ElectronicsCo Business or result in a significant adverse change to any member of the ElectronicsCo Group at shared locations where any member of the ElectronicsCo Group and any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, ElectronicsCo shall have, at ElectronicsCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the RemainCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that ElectronicsCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the RemainCo Group of any Information relating to any current or former officer or director of any member of the ElectronicsCo Group, such Information will only be submitted in a form approved by ElectronicsCo in its reasonable discretion. (A) With regard to the matters specified in the preceding clause (i), RemainCo shall have a right to consent to any compromise or settlement related thereto by any member of the ElectronicsCo Group to the extent that the effect on any member of the RemainCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of RemainCo and its Subsidiaries at such time or the RemainCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the RemainCo Group, taken as a whole, than the effect on the ElectronicsCo Group, taken as a whole, and (B) with regard to the matters specified in the preceding clause (ii), ElectronicsCo shall have a right to consent to any compromise or settlement related thereto by any member of the RemainCo Group to the extent that the effect on any member of the ElectronicsCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of ElectronicsCo and its Subsidiaries at such time or the ElectronicsCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the ElectronicsCo Group, taken as a whole, than the effect on the RemainCo Group, taken as a whole.

(c) Each of RemainCo and ElectronicsCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VIII.

Section 8.7 Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 8.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.

Section 8.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VIII, including, for the avoidance of doubt, in respect of any Legacy Liability, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.

(d) In addition to the provisions of Section 8.8(a), any Indemnifiable Loss subject to indemnification pursuant to this Article VIII (including, for the avoidance of doubt, in respect of any Legacy Liability), shall (i) be reduced by the amount of any reduction in Taxes for which the Indemnitee is responsible (including Taxes for which a Party is responsible under the Tax Matters Agreement) actually realized as a result of the event giving rise to the payment by the end of the taxable year in which the payment is made, and (ii) be increased if and to the extent necessary to ensure that, after all required Taxes on the payment are paid (including Taxes attributable to any increases in the payment under this Section 8.8(d)), the Indemnitee receives the amount it would have received if the payment was not taxable or did not result in an increase in Taxes. For purposes of the preceding sentence, with respect to any Legacy Liability, the Tax rate applicable to (i) any deduction available by reason of the event giving rise to the payment, or (ii) any taxable income recognized by reason of the receipt of a payment, shall be deemed to equal the Assumed Tax Rate, with the associated reduction in Taxes or increase in Taxes, as the case may be, deemed to occur in the year of payment. Notwithstanding the preceding provisions of this Section 8.8(d), with respect to any payment in respect of any Legacy Liabilities (including pursuant to Article VII), (i) the Party responsible for such payment hereunder (the “LL Paying Party”) shall pay the gross amount (without reduction pursuant to this Section 8.8(d)) to the other Party (the “Non-Paying Party”) or the applicable third party to whom such Legacy Liabilities are owed, in RemainCo’s discretion as contemplated by Article VII, (ii) the Non-Paying Party shall pay the amount of any reduction in Taxes described in clause (i) of the first sentence of this Section 8.8(d), to the LL Paying Party as and when any such reduction is realized by the Non-Paying Party by the end of the taxable year in which the LL Paying Party made the payment in respect of such Legacy Liabilities, and (iii) the LL Paying Party shall pay the amount of any increase in payments described in clause (ii) of the first sentence of this Section 8.8(d), to the Non-Paying Party promptly following the payment of the Taxes giving rise to such increase in Taxes. In the event any reduction in Taxes for which payment is made pursuant to clause (ii) of the immediately preceding sentence (the “Tax Benefit Payment”) is later determined to be invalid or otherwise disallowed by an applicable Taxing Authority, the LL Paying Party shall promptly pay to the Non-Paying Party the amount of such Tax Benefit Payment (net of any documented out-of-pocket costs and expenses incurred by the LL Paying Party in connection with paying over such amount).

Section 8.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VIII shall survive the Distribution.

(b) The rights and obligations of any member of the RemainCo Group or any member of the ElectronicsCo Group, in each case, under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

Section 8.10 Environmental Matters.

(a) Substitution. Except with respect to any Legacy Liability that constitutes an Environmental Liability, ElectronicsCo and RemainCo, as the case may be, shall use their reasonable best efforts to obtain any Consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such party or a member of its Group to be fully substituted for any member of the Group of the other Party with respect to any order, decree, judgment, agreement or Action that is in effect as of the immediately prior to the Distribution in connection with any ElectronicsCo Environmental Liability or any RemainCo Environmental Liability, respectively. ElectronicsCo or RemainCo, as the case may be, shall inform third parties associated with such matter, including Governmental Entities, about the assumption of such Liability by the Party to which it has been allocated and request that such Persons direct all communications, requirements, notifications and/or official letters related to such matters to the Party to which it has been allocated. The members of such other Group (and their successors) shall use commercially reasonable efforts to provide necessary assistance or signatures to ElectronicsCo or RemainCo, as the case may be, to achieve the purposes of this Section 8.10(a). Until such time as the substitutions outlined above have been completed, ElectronicsCo or RemainCo, as the case may be, shall comply with the terms and conditions of all such orders, decrees, judgments, agreements and Actions in respect of which it has been allocated Environmental Liabilities pursuant to this Agreement. With respect to any Legacy Liability that constitutes an Environmental Liability, RemainCo (or its designated Affiliate) or ElectronicsCo (or its designated Affiliate) shall be the Performing Party (as defined below) in accordance with Section 8.10(b) and ElectronicsCo and RemainCo shall use their reasonable best efforts to effect such substitutions and obtain such consents as may be required to have such Performing Party assume the control and performance of such matter in accordance with Section 8.10(b) and to inform any associated third parties consistent with this paragraph.

(b) Remediation Procedures.

(i) RemainCo shall be responsible for undertaking and controlling the response to any Legacy Liability that constitutes an Environmental Liability including, without limitation, undertaking and controlling any environmental investigations, monitoring, remediation or other actions with respect to such liability and controlling the defenses of any Actions related to such liability (“Response Action”), subject to Section 8.10(b)(ii) and any right of (x) any member of the AgCo Group, MatCo Group or Spinco Group to undertake such Response Action pursuant to the DWDP SDA or the Neptune SDA, as applicable, or (y) any other third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Distribution.

(ii) With respect to any Legacy Liability that constitutes an Environmental Liability arising out of, resulting from or relating to those sites where a member of the ElectronicsCo Group is the Relevant Site Party as of the Distribution, ElectronicsCo shall be responsible for undertaking the Response Action, at the direction of RemainCo (subject to RemainCo’s sole and exclusive authority and other rights over or related to such matters pursuant to Section 7.2), subject to any right of (x) any member of the AgCo Group, MatCo Group or Spinco Group to undertake such Response Action pursuant to the DWDP SDA or the Neptune SDA, as applicable, or (y) any other third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Distribution.

(iii) With respect to any Environmental Liability that does not constitute a Legacy Liability, except as provided below, the Parties shall follow the general procedures for indemnification set forth in this Article VIII with respect to any claim for indemnification pursuant to Sections 8.2 or 8.3, relating to remediation of contaminated environmental media, where the owner or primary tenant of the impacted property is not a member of the Group of the Party to which such liability for remediation has been allocated. For such matters, if the Indemnifying Party acknowledges in writing that it is obligated to provide indemnification pursuant to this Section 8.10(b) with respect to such remediation Liability, such Party (and members of its Group) shall be entitled (but shall not be required) to undertake and control the Response Action, subject to any right of (x) any member of the AgCo Group, MatCo Group or Spinco Group to undertake such Response Action pursuant to the DWDP SDA or the Neptune SDA, as applicable, or (y) any other third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Distribution.

(iv) The Party (and members of its Group) undertaking and controlling the Response Action pursuant to clauses (i), (ii) or (iii), including as set forth on Schedule 8.10(b), shall be referred to as the “Performing Party”.

(c) If the Performing Party is not both (x) the Relevant Site Party and (y) the only Party whose Group is using such real property, the following conditions shall apply to the performance of any Response Action:

(i) the Performing Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third-parties) (each such party that is a member of either Group, a “Non-Performing Impacted Party”), including obtaining the owner’s and/or the other operating parties’, as applicable, prior written Consent to any Response Action that would reasonably be expected to substantially interfere with or disrupt the operations of such Person at the affected real property, which Consent shall not be unreasonably withheld, conditioned or delayed;

(ii) if a member of a Group other than that of the Performing Party is the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the ElectronicsCo Group or RemainCo Group, the primary tenant (or sub-tenant) of such real property as between the ElectronicsCo Group or RemainCo Group) or otherwise has operational control of the impacted property (a “Non-Performing Site Controller”), such Non-Performing Site Controller shall, and shall cause the other members of the Group to, provide reasonable access to, and reasonably cooperate with, the Performing Party in its performance of such Response Action, it being understood that such cooperation shall in no event in and of itself require any Non-Performing Impacted Party or Non-Performing Site Controller to incur any out-of-pocket expenses;

(iii) the Performing Party shall use reasonable efforts to avoid and minimize any harm to any persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Response Action, except to the extent such harm or damage results from the negligence or willful misconduct of such other Party or any member of its Group or any of their respective representatives; and

(iv) all required Response Actions shall be diligently and expeditiously performed in compliance with all applicable Laws, including Environmental Laws and worker health and safety Laws.

(v) The Performing Party shall (i) notify each Non-Performing Impacted Party and Non-Performing Site Controller prior to commencing or performing any Response Actions, (ii) keep each Non-Performing Impacted Party and Non-Performing Site Controller reasonably informed of the progress of any Response Actions and provide copies of any final, proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (iii) provide each Non-Performing Impacted Party and Non-Performing Site Controller, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans prior to submission to a Governmental Entity, (iv) provide each Non-Performing Impacted Party and Non-Performing Site Controller with the opportunity to attend, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any planned meeting with any Governmental Entity regarding a Response Action (provided that the Governmental Entity does not object), and (v) provide each Non-Performing Impacted Party and Non-Performing Site Controller an opportunity to observe, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any Response Action (other than Response Actions consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, splits of any samples obtained in the course of conducting any Response Action.

(d) Subject to Section 8.10(e), all Response Actions subject to this Section 8.10 shall meet the least stringent applicable standards, regulations, or requirements of applicable Law, including applicable Environmental Law, or, where an applicable Governmental Entity with or asserting jurisdiction is supervising such Response Action, required by such Governmental Entity, and be consistent with the use of the property as of the Effective Time and any applicable terms of the relevant lease or similar site-specific agreement as such terms are in effect as of the Effective Time (the “Appropriate Remediation Standard”). In furtherance of and to the extent consistent with the foregoing, each Party (on behalf of itself and the other members of their respective Groups) agrees to utilize institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls; provided that such controls do not prevent or materially interfere with the continued operation or reasonable future expansion of the operations on such real property. Once a notice of no further action or equivalent determination with respect to such matter has been issued by a Governmental Entity (or, if the Governmental Entity has delegated authority to conduct and certify the completion of a Response Action to a licensed professional, upon notice of the applicable Governmental Entity’s receipt and acceptance of such licensed professional’s certification), the Indemnifying Party shall have no further obligations with respect to such matter, other than with respect to any Indemnifiable Losses arising out of (i) any Third Party Claims relating to such matter and (ii) the performance of and any costs associated with any ongoing operations and maintenance, if any, required with respect to the Response Action, including inspections and repair of any engineering controls, ongoing pumping and treating of impacted groundwater (including any material equipment or system repairs, replacements or required upgrades), ongoing groundwater monitoring and related reporting, and the provision of any required financial assurance, provided that the Indemnitee shall be responsible for the performance of and any costs associated with any and all ongoing operations and maintenance relating to the following obligations: (A) any institutional controls, including any deed restrictions or land use controls and reporting obligations related to the same; (B) monitoring, maintenance, repair and reporting associated with a cap used as part of the remedy, but only to the extent that the cap consists of (x) the buildings at the site, (y) asphalt or similar materials already present at the site or that are used at the site for purposes in addition to the Response Action (i.e., parking), or (z) landscaping; and (C) groundwater monitoring associated with a natural monitored attenuation remedy. The Indemnifying Party shall have the right to transfer to the Indemnitee (upon payment of the amount set forth in this sentence as mutually agreed in writing by the Indemnifying Party and Indemnitee or determined pursuant to the procedures set forth in Article X) its obligations for its ongoing operations and maintenance costs, if any, with respect to engineering controls approved as part of a no further action, equivalent determination or certification if the Indemnifying Party agrees to pay to the Indemnitee a sum equal to the present value of the reasonably estimated future costs of said engineering controls (where the period of time used for such present value calculation shall be the entire period for which it is reasonably anticipated that such continuing obligations will be performed, but no more than thirty (30) years, and the discount rate shall be reasonable). For the avoidance of doubt, if the Indemnifying Party and the Indemnitee cannot mutually agree in writing on the amount set forth in the preceding sentence, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. In the event that any Governmental Entity reopens or otherwise modifies any determination related to the notice of no further action or equivalent determination, or notice of receipt and acceptance of the licensed professional’s certification, such that additional Response Actions are required, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities associated with the reopening or modification of such determination that would have otherwise constituted Indemnifiable Losses of such Indemnitee.

(e) The Indemnifying Party shall not be responsible or liable to the Indemnitee for any Indemnifiable Losses associated with any Response Action to the extent:

(i) incurred by or on behalf of the Indemnitee to achieve compliance with standards in excess of the Appropriate Remediation Standards;

(ii) incurred for Response Actions not required under or to achieve compliance with applicable Laws or required by a Governmental Entity with or asserting jurisdiction, unless undertaken as a result of (x) a reasonable belief that there exists a condition that, if unabated, poses a risk of reasonable possibility of harm to human health and safety, or to property of any third party or (y) in response to a Third Party Claim; or

(iii) resulting from the exacerbation after the Distribution of any Release or threat of Release of or exposure to Hazardous Substances which first occurred prior to the Distribution; provided that this clause (iii) shall in no way relieve the Indemnifying Party of any Liability for Indemnifiable Losses associated with a Response Action if the exacerbation of a Release that occurred on or prior to the Distribution arises as a result of any action or inaction on the part of the Indemnitee that does not rise to the level of negligence.

(f) Corrective Actions for Compliance-Related Liabilities Subject to Indemnity. If a Party is providing indemnification pursuant to this Agreement in connection with an ongoing business operation of the other Party, which (x) involves a violation of applicable Environmental Law which occurred prior to the Distribution, (y) requires a capital project (or series of capital projects) to bring the facility into compliance with applicable Environmental Law in effect as of the Distribution, and (z) does not involve a Response Action, the following shall apply:

(i) the Party that owns and operates the business operation after the Distribution will conduct and control the capital project (or series of capital projects), including the implementation thereof (the “Corrective Action Performing Party”); provided, however, that to the extent ElectronicsCo is the Corrective Action Performing Party and such capital project (or series of capital projects) relates to any Legacy Liability, ElectronicsCo shall conduct the capital project at the direction of RemainCo (subject to RemainCo’s sole and exclusive authority and other rights over or related to such matters pursuant to Section 7.2);

(ii) all expenditures shall be commercially reasonable taking into account the obligation to bring the business operation into compliance with applicable Environmental Law in effect as of the Distribution (“Commercially Reasonable Expenditures”), and the Indemnifying Party shall not be liable for additional expenditures, if any, in excess of Commercially Reasonable Expenditures, including any such additional expenditures that are made for the purpose of providing an economic benefit to the Corrective Action Performing Party, including expanding the business operation;

(iii) the Indemnifying Party shall have no further obligation with respect to the matter subject to indemnification hereunder once the capital project (or series of capital projects) has been implemented and compliance has been achieved to the satisfaction of the relevant Governmental Entity; and

(iv) the Corrective Action Performing Party shall promptly provide the Indemnifying Party with: (A) copies of any proposed corrective action plan to be submitted to the relevant Governmental Entity, including the proposed cost of the corrective action; (B) a reasonable opportunity to review and suggest comments to the corrective action plan prior to submission to the relevant Governmental Entities; (C) the opportunity to attend, at the Indemnifying Party’s sole cost and expense, any planned meeting with any Governmental Entity regarding the corrective action (provided that the Governmental Entity does not object); (D) material correspondence between the relevant Governmental Entities and the Corrective Action Performing Party relating to the corrective action; and (E) the final corrective action plan approved by or agreed to with the relevant Governmental Entities and the budget for implementation of said plan.

Section 8.11 Closure of Discontinued Operations.

(a) Notwithstanding anything in this Agreement to the contrary and except with respect to indemnification for (x) Environmental Liabilities, (y) Third Party Claims or (z) Indemnifiable Losses to the extent related to, resulting from or arising out of the Demolition Party’s failure to perform its obligations pursuant to this Section 8.11 or its negligent or willful misconduct in performing such obligations, the following obligations set forth in this Section 8.11 shall be the exclusive obligations pursuant to this Agreement of the Parties for any Liabilities to the extent arising from required actions to execute demolition and removal of any buildings, improvements, facilities, equipment or other fixtures that (i) are Discontinued and/or Divested Operations and Businesses which give rise to Discontinued and/or Divested Operations and Business Liabilities and (ii) are located at a property owned by or within the leasehold interest of RemainCo, ElectronicsCo or a member of their respective Groups as of the Distribution Date (such buildings, improvements, facilities, equipment or other fixtures, the “Discontinued Buildings and Related Improvements”). For purposes of this section, the term “Demolition Party” shall mean the Party on whose property or leasehold the Discontinued Buildings and Related Improvements are located, including, where relevant, the other members of such Party’s Group.

(b) The Demolition Party shall undertake, at the direction of RemainCo (subject to RemainCo’s sole and exclusive authority and other rights over or related to such matters pursuant to Section 7.2), the demolition and removal of the Discontinued Buildings and Related Improvements if: (i) required by applicable Law, including an applicable permit issued by a Governmental Entity; (ii) demolition or removal is ordered by a Governmental Entity; (iii) the Discontinued Buildings and Related Improvements constitute a nuisance that unreasonably and significantly harms or threatens to unreasonably and significantly harm the health and safety of other persons at the Demolition Party’s properties or members of the public; (iv) there is a Release or threatened Release of Hazardous Substances occurring at or related to any Discontinued Building or Related Improvements or (v) the Discontinued Buildings and Related Improvements unreasonably interfere with the current, or would unreasonably interfere with the planned operations (such operations being determined as of the Distribution, after giving effect to the Ancillary Agreements) by the Demolition Party or any other lessee at the property.

(c) If demolition and removal is required pursuant to Section 8.11(b), the Demolition Party shall undertake the demolition and removal of the Discontinued Buildings and Related Improvements in accordance with all applicable Laws, applicable site-specific safety requirements, without disturbing any equipment or other structures that are needed for an ongoing Response Action, and the Demolition Party’s decommissioning plan, subject to RemainCo’s written approval of such plan.

(d) The Demolition Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third parties). The Demolition Party shall restore its premises to a level grade; provided, however, that the Demolition Party shall only be required to decommission, remove or demolish the Discontinued Buildings and Related Improvements down to, but not through, the subsurface.

(e) If the Demolition Party and RemainCo cannot mutually agree in writing whether the Demolition Party has completed its demolition and removal obligations pursuant to Section 8.11, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. If the disagreement is so resolved in favor of RemainCo, and the Demolition Party fails to complete such required work, RemainCo may undertake any such work, at the sole cost and expense of the Demolition Party to be paid by the Demolition Party upon demand, excluding any costs and expenses that relate to liabilities that have been otherwise allocated to RemainCo pursuant to the terms of this Agreement.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 9.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) ten (10) years after the Distribution (unless an earlier date is specified for such Information on Schedule 9.1(b)(ii)), (ii) the date on which such Information is no longer required to be retained pursuant to Schedule 9.1(b)(ii), (iii) the date on which such Information is no longer required to be retained pursuant to any “Litigation Hold” issued by either RemainCo or any of its Subsidiaries prior to the Distribution, including those set forth on Schedule 9.1(b)(iii), (iv) the concluding date of any period as may be required by any applicable Law, (v) with respect to any pending or threatened Action arising after the Distribution Date, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of such pending or threatened Action, the concluding date of any such “Litigation Hold”, and (vi) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the other Party that certain Information relating to the ElectronicsCo Business, the RemainCo Business, the ElectronicsCo Assets, the RemainCo Assets, the ElectronicsCo Liabilities, the RemainCo Liabilities or the transactions contemplated hereby be retained in connection with an Action, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “Litigation Hold”).

(c) RemainCo and ElectronicsCo intend, and acknowledge that each member of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.

Section 9.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article VIII will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the provision of Employee Records (in which event the Employee Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 5.2), and without limiting the applicable provisions of Article VI and Article VII, and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:

(a) After the Distribution Date and until the date on which RemainCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(a) in accordance with RemainCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, ElectronicsCo for specific and identified Information (i) which (x) constitutes an Asset of the ElectronicsCo Group and the Transfer of such Asset has not been consummated as of the Distribution Date, or (y) relates to the ElectronicsCo Group or the conduct of the ElectronicsCo Business, as the case may be, up to the Distribution Date, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), RemainCo shall, and shall cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, ElectronicsCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the RemainCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 9.2(a)(i), to the extent any originals are delivered to ElectronicsCo pursuant to this Agreement or the Ancillary Agreements,

ElectronicsCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to RemainCo or any member of the RemainCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), RemainCo shall not be obligated to, and shall not be obligated to cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by ElectronicsCo; provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, RemainCo shall, and shall cause the other members of the RemainCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information, or (ii) that (x) is required by any member of the ElectronicsCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, RemainCo shall, and shall cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, ElectronicsCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the ElectronicsCo Group has a reasonable need for such originals) in the possession or control of RemainCo or any other member of the RemainCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of ElectronicsCo (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to ElectronicsCo pursuant to this Agreement or the Ancillary Agreements, ElectronicsCo shall, at its own expense, return such Information to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), RemainCo shall not be obligated to provide such Information requested by ElectronicsCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, RemainCo shall, and shall cause the other members of the RemainCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(b) After the Distribution Date and until the date on which ElectronicsCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(b) in accordance with ElectronicsCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, RemainCo for specific and identified Information (i) which (x) constitutes an Asset of the RemainCo Group and the Transfer of such Asset has not been consummated as of the Distribution Date or (y) relates to the RemainCo Group or the conduct of the RemainCo Business, as the case may be, up to the Distribution Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, RemainCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the ElectronicsCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 9.2(b)(i), to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to ElectronicsCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that ElectronicsCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to ElectronicsCo or any member of the ElectronicsCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), ElectronicsCo shall not be obligated to, and shall not be obligated to cause the other members of the ElectronicsCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by RemainCo, provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the RemainCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, RemainCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the RemainCo Group has a reasonable need for such originals) in the possession or control of ElectronicsCo or any other member of the ElectronicsCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of RemainCo (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, at its own expense, return such Information to ElectronicsCo within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that ElectronicsCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), ElectronicsCo shall not be obligated to provide such Information requested by RemainCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, ElectronicsCo shall, and shall cause the other members of the ElectronicsCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(c) Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of either Group) pursuant to this Article IX shall be on an “as is”, “where is” basis and no Party (or any member of either Group) is making any representation or warranty with respect to such Information or the completeness thereof.

(d) Each of RemainCo and ElectronicsCo shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 5.1 or this Article IX of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 9.3 Disposition of Information.

(a) Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Distribution may include Information owned by the other Party or a member of such other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 9.1, to use commercially reasonable efforts to within a reasonable time (A) purge such

Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided that each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to the other Party prior to taking any action described in this Section 9.3(b) with respect to any Information related to the matters set forth on Schedule 9.3.

Section 9.4 Witness Services. At all times from and after the Distribution Date, each of RemainCo and ElectronicsCo shall use its commercially reasonable efforts to make available to the others, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (a) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (b) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to the other Party (or member of such other Party’s Group) under this Section 9.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.

Section 9.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 7.3) or any Ancillary Agreement, a Party (or a member of such Party’s Group) providing, or causing to be provided, Information or access to Information to the other Party (or a member of such other Party’s Group) under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 9.6 Confidentiality; Non-Use.

(a) Notwithstanding any termination of this Agreement and except as otherwise provided in the Umbrella Secrecy Agreement, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or except as otherwise permitted by this Agreement or as otherwise provided in the Umbrella

Secrecy Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to the other Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by one Party (or a member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement and except as otherwise provided in the Umbrella Secrecy Agreement with respect to the Ancillary Agreements, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Distribution Date shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property (which shall exclusively be governed by the IP Cross-License Agreement, the House Marks License Agreement and other applicable Ancillary Agreements), Registration Data (which shall exclusively be governed by the Regulatory Matters Agreement) and Personal Data (which shall exclusively be governed by Section 9.10 and other applicable Ancillary Agreements)) of any Party (or another member of its Group) rightfully in the possession of and used by the other Party (or another member of its Group) in the operation of its Business as of the Distribution Date may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the ElectronicsCo Business or the RemainCo Business, as the case may be; provided that, except as otherwise provided in the Umbrella Secrecy Agreement, such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 9.6(a), provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 12.9.

(c) Each of RemainCo and ElectronicsCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with each such third party while such Party and/or members of its Group were Subsidiaries of RemainCo. Each of RemainCo and ElectronicsCo shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Distribution between one or more members of the RemainCo Group and/or ElectronicsCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 9.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 9.7, and (ii) to the extent that an Ancillary Agreement is governed by the Umbrella Secrecy Agreement or another Contract pursuant to which a Party or its Affiliate is bound that specifically provides that certain information covered under this Section 9.6 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 9.6, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto.

Section 9.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution have been and will be rendered either for (i) the collective benefit of each of the members of the RemainCo Group and the ElectronicsCo Group (“Collective Benefit Services”), or (ii) the sole benefit of (x) RemainCo (or a member of RemainCo’s Group) in the case of legal and other professional services provided solely in respect of a RemainCo Asset, a RemainCo Liability or the RemainCo Business, or (y) ElectronicsCo (or a member of ElectronicsCo’s Group) in the case of legal and other professional services provided solely in respect of an ElectronicsCo Asset, an ElectronicsCo Liability or the ElectronicsCo Business, as the case may be (“Sole Benefit Services”). Subject to Article VII, for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (x) each of the members of the RemainCo Group and the ElectronicsCo Group shall be deemed to be the client with respect to Collective Benefit Services, and (y) RemainCo or ElectronicsCo (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (A) the Parties shall have a shared Privilege for Privileged Information to the extent relating to Collective Benefit Services, and (B) RemainCo or ElectronicsCo (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Distribution which will be rendered solely for the benefit of RemainCo (or a member of its Group) or ElectronicsCo (or a member of its Group), as the case may be, while other such post-separation services following the Distribution may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both Groups. With respect to such post-separation services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows, subject to Article VII:

(i) RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the RemainCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or ElectronicsCo Group. RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting RemainCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the RemainCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or ElectronicsCo Group; and

(ii) ElectronicsCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the ElectronicsCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or ElectronicsCo Group. ElectronicsCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting ElectronicsCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the ElectronicsCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or ElectronicsCo Group.

(c) Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 9.7(c) regarding all Privileges not allocated pursuant to the terms of Section 9.7(b) with respect to which the Parties shall have a shared Privilege. All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve a member of both of the Groups in respect of which members of both of the Groups retain any responsibility or Liability under this Agreement, shall be subject to a shared Privilege among them.

(i) Subject to Article VII, Sections 9.7(c)(ii), 9.7(c)(iv) and 9.7(c)(v), no Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Any Party (or member of its Group) requesting the consent of the other Party (or member of its Group) to waive a shared Privilege shall make such request in writing (a “Privilege Waiver Request”). Consent shall be in writing, or shall be deemed to be granted unless written objection (a “Privilege Waiver Objection Notice”) is made within twenty (20) days after receipt of a Privilege Waiver Request.

(ii) In the event of any Action or Dispute solely between or among any of the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Party’s Group has a shared Privilege, without obtaining the consent of such other Party (or Parties), as applicable; provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the Action or Dispute between or among the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(iii) In the event of any Action or Dispute involving a third party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, endeavor to minimize any prejudice to the rights of the other Party (or members of their respective Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.

(iv) Upon delivery of a Privilege Waiver Objection Notice, such Dispute shall be referred to the general counsels of the relevant Parties, and/or such other executive officer designated in writing by a relevant Party, for negotiations for a period of fifteen (15) days (the “Privilege Waiver Negotiation Period”). All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the Privilege Waiver Negotiation Period by any of the Parties (or the other members of their respective Groups), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of their respective Groups) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(v) If such Dispute has not been resolved in writing for any reason within the Privilege Waiver Negotiation Period, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party written notice (a “Privilege Waiver Notice”) fifteen (15) days prior to effecting such waiver. The objecting Party shall be entitled to submit such Dispute to final and binding arbitration pursuant to the procedures set forth in Section 10.1(c) of this Agreement within fifteen (15) days of receipt of a Privilege Waiver Notice. Each Party specifically agrees that failure by the objecting Party within fifteen (15) days of receipt of a Privilege Waiver Notice to commence proceedings in accordance with Section 10.1(c) to enjoin such Privilege waiver under applicable Law shall be deemed full and effective consent to such Privilege waiver, and each Party agrees that if the objecting Party commences such proceedings within fifteen (15) days of receipt of a Privilege Waiver Notice, any such Privilege shall not be waived by any Party (or any member of their respective Groups) until the final determination of such Dispute in accordance with Section 10.1(c).

(vi) Upon receipt by any Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if any Party (or other member of its Group) obtains knowledge that any of its or member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party (and the relevant members of its or their respective Group) a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

(d) Notwithstanding the foregoing in this Section 9.7, the Parties acknowledge and agree that in any Action or Dispute with respect to this Agreement, the Ancillary Agreements, any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby, in each case, in which RemainCo, on the one hand, is adverse to ElectronicsCo, on the other hand: (i) any and all Privileged Information with respect to such matters belonging to or possessed by the RemainCo Group or the ElectronicsCo Group prior to the Distribution shall be deemed to relate solely to the RemainCo Business; (ii) any advice given by or communications with each of the parties constituting RemainCo Counsel, to the extent it relates to this Agreement, the Ancillary Agreements or any other agreement related to the transactions contemplated hereby or thereby, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the RemainCo Business; and (iii) any advice given or communications with in-house counsel of RemainCo prior to the Distribution, to the extent it relates to this Agreement, the Ancillary Agreements, or any other agreement related to the transactions contemplated hereby or thereby, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the RemainCo Business. In all other cases, Privileged Information with respect to clauses (i), (ii) and (iii) above shall be a shared privilege.

(e) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of RemainCo and ElectronicsCo as set forth in Sections 9.6 and 9.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 5.1, 7.3, 8.4 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 5.1, 7.3, 8.4 and 9.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 5.1, 7.4 and 8.4 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(f) Any assertion of privilege by ElectronicsCo or any other members of its Group shall not derogate from any rights of RemainCo set forth in Article VII.

Section 9.8 Conflicts Waiver. Each Party hereby agrees, on behalf of itself and each of its past, present and future Affiliates, that the counsel(s) set forth on Schedule 9.8 (“RemainCo Counsel”) has exclusively acted as counsel to RemainCo in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. ElectronicsCo, on behalf of itself and each of its past, present and future Affiliates, agrees that, following consummation of the transactions contemplated hereby and thereby, such representation by RemainCo Counsel shall not preclude RemainCo Counsel from serving as counsel to RemainCo, any of its then-Affiliates or any directors, officers, employees, agents, representatives, limited partners, members, shareholders or other equityholders of RemainCo or such then-Affiliate, in connection with any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (even if there exists at any time a separate attorney-client relationship between RemainCo Counsel, on the one hand, and ElectronicsCo or any of its past, present or future Affiliates, on the other hand, pursuant to which RemainCo Counsel has obtained confidential information relating to ElectronicsCo, the ElectronicsCo Business, the ElectronicsCo Assets or the ElectronicsCo Liabilities). ElectronicsCo shall not, and shall cause any and all of its past, present and future Affiliates not to, seek to have RemainCo Counsel disqualified from any such representation. ElectronicsCo, on behalf of itself and each of its past, present and future Affiliates, hereby consents thereto and waives any such conflict of interest, and ElectronicsCo shall cause any and all of its past, present and future Affiliates to consent to such waive any conflict of interest. ElectronicsCo, on behalf of itself and each of its past, present and future Affiliates, acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that ElectronicsCo, on behalf of itself and each of its past, present and future Affiliates, has consulted with counsel or has been advised it should do so in connection herewith. ElectronicsCo, on behalf of itself and each of its past, present and future Affiliates, further acknowledges that none of this Agreement (including, but not limited to Article VII), the Ancillary Agreements nor the transactions contemplated hereby and thereby are intended to create an attorney-client relationship between RemainCo Counsel, on the one hand, and ElectronicsCo or any of its past, present or future Affiliates, on the other hand, or any other relationship pursuant to which ElectronicsCo or any of its past, present or future Affiliates would have a right to object to RemainCo Counsel’s representation of any Person under any circumstance. The covenants, consent, and waiver contained in this Section 9.8 shall not be deemed exclusive of any other rights to which RemainCo Counsel is entitled whether pursuant to Law, Contract, or otherwise.

Section 9.9 Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.

Section 9.10 Personal Data.

(a) Each Party and its Affiliates shall at all times comply, and ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement complies, with Data Protection Laws (including by taking appropriate technical and organizational measures against the unauthorized disclosure or unlawful processing, access to, accidental loss or destruction of, or damage to, Personal Data) and shall use reasonable efforts to avoid acts or omissions that place the other Party in breach of its obligations under any applicable Data Protection Laws.

(b) The Parties acknowledge that after the Distribution, each Party and its Affiliates shall act as a separate and independent Controller with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement (subject to the express terms thereof).

(c) To the extent that a Party or its Affiliate transfers Personal Data included in the RemainCo Assets (with respect to transfers by ElectronicsCo or its Affiliates) or ElectronicsCo Assets (with respect to transfers by RemainCo or its Affiliates) internationally following the Distribution, the transferring Party shall ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.

(d) To the maximum extent permitted under applicable Law, each Party shall (i) promptly (and in any event within five (5) Business Days) notify the other Party if it or its Affiliate receives a complaint, notice or communication (including request from a Data Subject to exercise their rights under Data Protection Laws) in relation to any Personal Data processed pursuant to this Agreement or any Ancillary Agreement, and (ii) without undue delay (and in any event within forty-eight (48) hours) if it becomes aware of, or reasonably suspects, a Personal Data Breach affecting the Personal Data of the other Party or its Affiliates.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Negotiation and Arbitration.

(a) In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including, but not limited to, any question of the arbitral tribunal’s jurisdiction, the existence, scope or validity of this arbitration agreement or the arbitrability of any claim, and any controversy, dispute or Action related to Section 9.7 concerning Privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.

(b) Negotiation. The following procedures shall apply with respect to Disputes, except in cases of Disputes related to Section 9.7 concerning Privilege issues (in which case the procedure in Section 9.7(c) shall apply):

(i) At such time as a Dispute arises, (A) any Party shall deliver written notice of such Dispute to the other Party (a “General Dispute Notice”) and (B) the general counsels of the Parties and/or such other executive officer designated by a Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each Party in writing, exceed ninety (90) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”).

(ii) With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant General Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 10.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant General Dispute Notice and (y) the expiration of the applicable General Negotiation Period.

(iii) All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant General Negotiation Period by any Party or the members of their respective Groups (and its and their respective Affiliates), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties or the members of their respective Groups (and their respective Affiliates) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(c) Arbitration. If the Dispute has not been resolved in writing for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted, at the request of any Party, to final and binding arbitration administered by the American Arbitration Association’s International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules then in effect (the “Rules”), except as modified herein.

(i) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant or claimants, collectively, shall appoint one arbitrator in the notice of arbitration and the respondent or respondents, collectively, shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators, in consultation with the Parties, within twenty-one (21) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the ICDR according to its Rules.

(ii) In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.

(iii) Arbitration under this Section 10.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(iv) The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, (B) award punitive, exemplary, treble or similar damages, except as set forth in Section 10.1(c)(v), or (C) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 10.1(c)(viii).

(v) The Arbitral Tribunal shall have the power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the ICDR). If any Party files an Action in contravention of the arbitration agreement in this Section 10.1, the other Party shall be entitled to an award of any costs they may incur in defending such an Action, including a fee in an amount equal to $25,000,000, multiplied by 1.05 raised to the power of the number of years elapsed since the Distribution Date (expressed in decimal form), as well as such additional punitive, exemplary, treble or similar damages as may be awardable under applicable Law. Each of the Parties acknowledges and agrees that if any Party files an Action in contravention of the arbitration agreement in this Section 10.1, the non-breaching Party shall suffer reputational loss as a direct consequence of such Action for which it is entitled to damages.

(vi) The arbitration shall be seated in, and the award shall be rendered, in New York County, New York, in the English language.

(vii) The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(viii) A Party may request consolidation of two or more arbitrations pending under the Rules into a single arbitration pursuant to the Rules. The Parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 10.1(c)(viii) and subject to the Rules even if the parties to such arbitration proceedings are not identical. Any order of consolidation issued pursuant to the Rules shall be final and binding upon the parties to the new Dispute, prior pending or subsequently-filed arbitrations. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court.

(ix) The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 12.19. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (I) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (II) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(x) The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”) to enforce the dispute resolution provisions in this Section 10.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal (or, if applicable, Emergency Arbitrator). In any such action: (A) each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (B) each of the Parties irrevocably consents to service of process by the mailing of copies of the process to the Parties as provided in Section 12.6, with service effected in this manner becoming effective five (5) days after the mailing of the process; and (C) each of the Parties waives any right to trial by jury in any court.

(xi) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

(d) Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article X shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article X or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 10.1(d) (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 10.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

INSURANCE

Section 11.1 Access to Insurance Policies for Pre-Distribution Matters.

(a) Subject to and without limiting Article VII, with respect to Liabilities of RemainCo that (x) constitute ElectronicsCo Liabilities (other than those incurred by a member of the RemainCo Group) or (y) are otherwise incurred by a member of the ElectronicsCo Group, in each case to the extent related to or arising from occurrences, acts, omissions or other matters prior to the Distribution Date, any rights to insurance coverage applicable to those Liabilities under Insurance Policies issued to any members of the RemainCo Group, are hereby assigned by RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the ElectronicsCo Group on that same date. RemainCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the ElectronicsCo Group with, from and after the Distribution Date, access to, and the right to make claims under, the applicable Insurance Policy; provided that such access to, and the right to make claims under, such Insurance Policy shall be subject to the terms, conditions and exclusions of such Insurance Policy, including any notice or reporting requirements under the occurrence-reported excess general liability Insurance Policies, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) To the extent permitted under such Insurance Policy, the applicable members of the ElectronicsCo Group shall be responsible for the submission, administration and management of any such claims under such Insurance Policy; provided that ElectronicsCo shall provide reasonable written notice to the applicable member of the RemainCo Group prior to submitting any such claims;

(ii) If such Insurance Policy does not permit the applicable members of the ElectronicsCo Group to directly submit claims thereunder, ElectronicsCo shall, or shall cause the applicable member of its Group to, report any such claims under such Insurance Policy as soon as practicable to RemainCo, and RemainCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable Insurer(s); provided that ElectronicsCo (or the applicable member of its Group) shall (x) be responsible for (A) the preparation of any documents that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide RemainCo or the applicable member of its Group with such documents or other information necessary for the submission of such claims by RemainCo or the applicable member of its Group, on behalf of ElectronicsCo or the applicable member of its Group;

(iii) The members of the RemainCo Group shall reasonably cooperate with the applicable members of the ElectronicsCo Group in the pursuit of any such claims under such Insurance Policies, including by providing the applicable members of the ElectronicsCo Group with commercially reasonable access to the applicable Insurance Policy(ies) upon the written request of ElectronicsCo and promptly remitting insurance proceeds to the applicable members of the ElectronicsCo Group;

(iv) ElectronicsCo (or the applicable members of its Group) shall be responsible for any payments to the applicable Insurer under such Insurance Policy relating to its claims submissions and shall indemnify, hold harmless and reimburse RemainCo (and the applicable members of its Group) for any losses, liabilities, costs or expenses incurred or payable by RemainCo (or any members of its Group), as applicable, to the extent resulting from any access to, or any claims made by ElectronicsCo (or any members of its Group) under, any such Insurance Policy in accordance with this Section 11.1(a) (with respect to ElectronicsCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by ElectronicsCo, a member of the ElectronicsCo Group, its or their employees or third parties;

(v) ElectronicsCo (or the applicable members of its Group) shall bear (and none of the RemainCo Group shall have any obligation to repay or reimburse the ElectronicsCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by ElectronicsCo or any members of the ElectronicsCo Group under such Insurance Policy (unless otherwise constituting a RemainCo Liability); and

(vi) No member of the ElectronicsCo Group, in connection with making a claim under any such Insurance Policy pursuant to this Section 11.1(a), shall take any action or fail to take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the RemainCo Group, on the one hand, and the applicable Insurer(s), on the other hand; (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the RemainCo Group under such Insurance Policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the RemainCo Group under such Insurance Policy; or (z) otherwise compromise or impair the ability of RemainCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and RemainCo shall have the right to cause ElectronicsCo to desist, or cause any other member of the ElectronicsCo Group to desist, from any action that RemainCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 11.1(a)(vi) shall not preclude or otherwise restrict any member of the ElectronicsCo Group from reporting claims to Insurers in the ordinary course of business.

(b) Subject to and without limiting Article VII, with respect to Liabilities of RemainCo that (x) constitute RemainCo Liabilities (other than those incurred by a member of the ElectronicsCo Group) or (y) are otherwise incurred by a member of the RemainCo Group, in each case to the extent related to or arising from occurrences, acts, omissions or other matters prior to the Distribution Date, any rights to insurance coverage applicable to those Liabilities under Insurance Policies issued to any members of the ElectronicsCo Group, are hereby assigned by ElectronicsCo (on behalf of itself and the applicable members of its Group) to the applicable members of the RemainCo Group on that same date. ElectronicsCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the RemainCo Group with, from and after the Distribution Date, access to, and the right to make claims under, the applicable Insurance Policy; provided that such access to, and the right to make claims under, such Insurance Policy shall be subject to the terms, conditions and exclusions of such Insurance Policy, including any notice or reporting requirements under the occurrence-reported excess general liability Insurance Policies, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) To the extent permitted under such Insurance Policy, the applicable members of the RemainCo Group shall be responsible for the submission, administration and management of any such claims under such Insurance Policy; provided that RemainCo shall provide reasonable written notice to the applicable member of the ElectronicsCo Group prior to submitting any such claims;

(ii) If such Insurance Policy does not permit the applicable members of the RemainCo Group to directly submit claims thereunder, RemainCo shall, or shall cause the applicable member of its Group to, report any such claims under such Insurance Policy as soon as practicable to ElectronicsCo, and ElectronicsCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable Insurer(s); provided that RemainCo (or the applicable member of its Group) shall (x) be responsible for (A) the preparation of any documents that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide ElectronicsCo, or the applicable member of its Group with such documents, forms, or other information necessary for the submission of such claims by ElectronicsCo, or the applicable member of its Group, on behalf of RemainCo or the applicable member of its Group;

(iii) The members of the ElectronicsCo Group shall reasonably cooperate with the applicable members of the RemainCo Group in the pursuit of any such claims under such Insurance Policies, including by providing the applicable members of the RemainCo Group with commercially reasonable access to the applicable Insurance Policy(ies) upon the written request of RemainCo and promptly remitting insurance proceeds to the applicable members of the RemainCo Group;

(iv) RemainCo (or the applicable members of its Group) shall be responsible for any payments to the applicable Insurer under such Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse ElectronicsCo (and the applicable member of its Group) for any losses, liabilities, costs or expenses incurred or payable by ElectronicsCo (or any members of its Group), as applicable, to the extent resulting from any access to, or any claims made by RemainCo (or any members of the RemainCo Group) under, any such Insurance Policy in accordance with this Section 11.1(b) (with respect to RemainCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by RemainCo, a member of the RemainCo Group, its or their employees or third parties;

(v) RemainCo (or the applicable members of its Group) shall bear (and none of the ElectronicsCo Group shall have any obligation to repay or reimburse the RemainCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by RemainCo or any members of the RemainCo Group under such Insurance Policy (unless otherwise constituting an ElectronicsCo Liability); and

(vi) No member of the RemainCo Group, in connection with making a claim under any such Insurance Policy pursuant to this Section 11.1(b), shall take any action or fail to take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the ElectronicsCo Group, on the one hand, and the applicable Insurer(s), on the other hand; (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the ElectronicsCo Group under such Insurance Policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the ElectronicsCo Group under such Insurance Policy; or (z) otherwise compromise or impair the ability of ElectronicsCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and ElectronicsCo shall have the right to cause RemainCo to desist, or cause any other member of the RemainCo Group to desist, from any action that ElectronicsCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 11.1(b)(vi) shall not preclude or otherwise restrict any member of the RemainCo Group from reporting claims to Insurers in the ordinary course of business.

(c) Subject to and without limiting Article VII, with respect to any Insurance Policies whose rights are shared between RemainCo and ElectronicsCo (or any member of their respective Groups), claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Insurance Policies shall be reduced, in each case, in accordance with the terms of such Insurance Policies; provided, however, (i) in the event that there are claims under any such Insurance Policy by both a member of the RemainCo Group and a member of the ElectronicsCo Group, then the limits of such Insurance Policy and any applicable deductible or retention under such Insurance Policy shall be allocated between the applicable members of the RemainCo Group and the ElectronicsCo Group in accordance with their respective bona fide losses covered under such Insurance Policy; and (ii) none of RemainCo or ElectronicsCo (or any member of their respective Groups) shall accelerate or delay the notification, submission, adjustment, handling or resolution of claims or the receipt of Insurance Proceeds in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.

(d) Subject to and without limiting Article VII, the members of each Group shall use commercially reasonable efforts not to take any action or fail to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group under any Insurance Policy in respect of occurrence, act, omission or other matter taking place prior to the Distribution without the Consent of any such member of the other Group (or the Consent of RemainCo or ElectronicsCo, as applicable, on behalf of such member); provided that (i) the expiration of any such Insurance Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission of a claim by any member of one Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group.

Section 11.2 Cyber Insurance. To the extent that RemainCo continues or renews its cyber Insurance Policy, then, for a period of at least two (2) years, RemainCo and its Affiliates shall use commercially reasonable efforts not to take any action or fail to take any action that would be reasonably likely to eliminate or substantially reduce the coverage available to any Person within the ElectronicsCo Group with respect to acts, omissions or other matters taking place prior to the Distribution; provided that the submission of a claim by any member of the RemainCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any such Person. The members of the RemainCo Group shall reasonably cooperate with any Person who is covered by any such cyber Insurance Policy in such Person’s pursuit of any insurance claims under such cyber Insurance Policy that would inure to the benefit of such Person. The members of the RemainCo Group shall allow the members of the ElectronicsCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant cyber Insurance Policy and shall provide such cooperation as is reasonably requested by the members of the ElectronicsCo Group.

Section 11.3 Fiduciary Liability Insurance. On or prior to the Distribution Date, to be effective on the Distribution Date, RemainCo shall purchase and obtain fiduciary liability “tail” insurance with a six (6)-year reporting period covering the RemainCo Group and the ElectronicsCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Distribution Date; provided that the financial responsibility for the purchase of such “tail” shall be borne by each Group in accordance with its respective Applicable Percentage.

Section 11.4 Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years from and after the Distribution Date, (i) the Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of RemainCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of RemainCo immediately before the Distribution, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution, were indemnified under such Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by RemainCo’s stockholders, and (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of ElectronicsCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of ElectronicsCo immediately before the Distribution, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by ElectronicsCo’s stockholders.

(b) On or prior to the Distribution Date, to be effective on the Distribution Date, RemainCo shall purchase and obtain directors and officers liability “tail” insurance with a six (6)-year reporting period covering the RemainCo Group and the ElectronicsCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Distribution Date; provided that the financial responsibility for the purchase of such “tail” shall be borne by each Group in accordance with its respective Applicable Percentage.

Section 11.5 Insurance for Post-Distribution Matters. Except as provided in this Article XI, from and after the Distribution, each Group shall be responsible, at its sole cost and expense, for securing all insurance it deems appropriate for the operation of its Group and all of its Assets and Liabilities with respect to occurrences, acts, omissions or other matters occurring from and after the Distribution.

Section 11.6 No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any Insurance Policy in its entirety (as opposed to an assignment of rights and proceeds under an Insurance Policy), nor is it considered to be itself a contract of insurance. This Agreement shall not be construed to waive any right or remedy of any Party under or with respect to any Insurance Policy, and the Parties reserve all their rights thereunder.

Section 11.7 Agreement for Waiver of Conflict and Shared Defense. Subject to and without limiting Article VII, in the event of any Action by or against members of both Groups to recover Insurance Proceeds under an Insurance Policy with respect to claims that relate to the same or related occurrences, acts, omissions or other matters, then the Parties (or the applicable member of such Party’s Group) may jointly prosecute or defend any such Action, in which case each Party shall, or shall cause the applicable members of its Group to, waive any conflict of interest to the extent necessary to conduct such joint prosecution or defense.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distribution, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI or the application of Article XII to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Group that it is to be enforced against. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement, and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 12.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 12.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 12.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.5 Expenses. Except as otherwise provided in this Agreement or any Ancillary Agreement, including Section 2.12, RemainCo shall be liable for costs and expenses incurred, by members of the RemainCo Group or the ElectronicsCo Group prior to the Distribution and directly related to the consummation of the transactions contemplated hereby, including third party professional fees (e.g., outside legal and accounting fees) and other fees and expenses incurred in connection with the preparation, execution and delivery and implementation of this Agreement, costs and expenses relating to the Distribution Disclosure Documents and the Distribution (including printing, mailing and filing fees), costs and expenses incurred with the listing of ElectronicsCo’s common stock on a stock exchange in connection with the Distribution, and costs and expenses incurred in connection with the Internal Reorganization (collectively, “Transaction Expenses”); provided, however, in the event of any inconsistency between this Section 12.5, on the one hand, and clauses (ii), (iv), (xv) and (xvii)(b) of the definition of ElectronicsCo Liabilities and clauses (iv) and (xvi)(b) of the definition of RemainCo Liabilities, on the other hand, clauses (ii), (iv), (xv) and (xvii)(b) of the definition of ElectronicsCo Liabilities and clauses (iv) and (xvi)(b) of the definition of RemainCo Liabilities shall control.

Section 12.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 12.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 12.6 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.6):

To RemainCo:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attention:	Erik T. Hoover
Email:	[•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Brandon Van Dyke, Esq.
Kyle J. Hatton, Esq.
Jonathan M. Lee, Esq.
Email:	Brandon.VanDyke@skadden.com
Kyle.Hatton@skadden.com
Jonathan.Lee@skadden.com

To ElectronicsCo:

Qnity Electronics, Inc.

974 Centre Road, Building 735

Wilmington, Delaware 19805

Attention:	Peter W. Hennessey
Email:	[•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Brandon Van Dyke, Esq.
Kyle J. Hatton, Esq.
Jonathan M. Lee, Esq.
Email:	Brandon.VanDyke@skadden.com
Kyle.Hatton@skadden.com

Jonathan.Lee@skadden.com

Section 12.7 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 12.8 Amendments. Subject to the terms of Section 12.11 hereof, this Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

Section 12.9 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 12.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

Section 12.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.11 Certain Termination and Amendment Rights. This Agreement (including Article VIII hereof) may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of ElectronicsCo or the stockholders of RemainCo and, in the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. The Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of ElectronicsCo or the stockholders of RemainCo. After the Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VIII, Section 11.3 or Section 11.4 shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 12.12 Payment Terms.

(a) Except as set forth in Article VIII or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such other Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VIII or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which ElectronicsCo and RemainCo shall jointly determine, each acting in good faith.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 12.12(a), subject to the right of the payor Party to dispute such amount following such payment); provided that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to SOFR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by RemainCo or ElectronicsCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 12.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article VII and VIII).

Section 12.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 12.15 Third Party Beneficiaries. Except (a) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (b) as provided in Section 11.3 relating to insured persons and Section 11.4 relating to the directors, officers, employees, fiduciaries or agents provided therein, (c) as provided in Section 9.8 relating to RemainCo Counsel, (d) as provided in that certain letter agreement, dated as of November 1, 2025, by and among RemainCo, ElectronicsCo and Corteva, and (e) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement. For the avoidance of doubt, no term or provision of this Agreement (including any agreement or covenant to Assume or cause other members of any Group to Assume any Liabilities) shall create or otherwise give rise to any third party beneficiary right or be deemed to confer upon any third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever to enforce, whether directly or derivatively, (i) any of the RemainCo Liabilities against any member of the RemainCo Group or ElectronicsCo Group or (ii) any of the ElectronicsCo Liabilities against any member of the ElectronicsCo Group or RemainCo Group, or any other right, in each case other than as expressly set forth in the immediately preceding sentence.

Section 12.16 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.17 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the RemainCo Group or the ElectronicsCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the RemainCo Group or the ElectronicsCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 12.18 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 12.19 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article XII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.20 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 7.3, Section 8.2, Section 8.3 and Section 8.4).

Section 12.22 Public Announcements. From and after the Effective Time, RemainCo and ElectronicsCo hereby agree to (a) coordinate with the other Party on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (y) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document; and (z) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided that in the case of clause (z), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 12.6, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.

Section 12.23 Tax Treatment of Payments. To the extent permitted by applicable Law, unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement shall be treated as follows:

(a) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free contribution or tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, occurring immediately prior to the relevant transaction in the Internal Reorganization or the ElectronicsCo Spin Contribution, as applicable;

(b) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Internal Reorganization or the ElectronicsCo Spin Contribution, as applicable; and

(c) payments of interest shall be treated as deductible by the Indemnifying Party or its relevant Subsidiary and as income to the Indemnitee or its relevant Subsidiary, as applicable.

In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 12.23, such Party shall use its commercially reasonable efforts to contest such challenge.

* * * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Erik T. Hoover
Name:	Erik T. Hoover
Title:	Senior Vice President and General Counsel

QNITY ELECTRONICS, INC.

By:	/s/ Jon D. Kemp
Name:	Jon D. Kemp
Title:	Chief Executive Officer

[Signature Page to the Separation and Distribution Agreement]